PROXY STATEMENT/PROSPECTUS SUPPLEMENT
(TO THE PROSPECTUS DATED JANUARY 24, 1997)
                                 30,377 SHARES


                          [DOCTORS HEALTH SYSTEM LOGO]


                              CLASS B COMMON STOCK
     This Proxy Statement/Prospectus Supplement relates to the proposed merger (the "Merger") of Medtrust Medical Group, Inc. ("Medtrust") into Doctors Health of Virginia, Inc. ("Doctors Health Virginia"), a wholly-owned subsidiary of Doctors Health System, Inc., a Maryland corporation ("Doctors Health" or the "Company"). On the effective date of the Merger, 24,377 shares ("Share Consideration") of the Class B Common Stock of Doctors Health, par value $.01 per share (the "Class B Common Stock") will be issued and $167,477.56 less any applicable transaction expenses of Medtrust not reimbursed by Doctors Health ("Cash Consideration") will be paid to the Members of Medtrust in accordance with the Conversion Ratio described in this Proxy Statement/Prospectus. The maximum amount of such transaction expenses of Medtrust not reimbursed by Doctors Health is $25,000. Doctors Health has agreed to pay $35,000 of transaction expenses applicable to the Merger and the costs of mailing the Proxy Statement/Prospectus Supplement. In addition, 6,000 shares of the Class B Common Stock and $30,000 will be issued to certain members of the Medtrust Board of Directors in consideration of certain services rendered as described in this Proxy Statement/Prospectus Supplement. This Proxy Statement/Prospectus Supplement is being provided to the Members of Medtrust (the "Members") in connection with a Special Meeting at which they will vote on a proposal to approve the Merger.
     Doctors Health's principal executive office is located at 10451 Mill Run Circle, Tenth Floor, Owings Mills, Maryland 21117, telephone number (410) 654-5800. Medtrust's principal executive office is located at 3251 Old Lee Highway, Suite 510, Fairfax, Virginia 22030-1509, telephone number (703) 359-0414. The information presented in this Proxy Statement/Prospectus Supplement concerning Doctors Health has been provided by Doctors Health, and the information concerning Medtrust has been provided by Medtrust.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO ANY PERSON TO EXCHANGE OR SELL, OR A SOLICITATION FROM ANY PERSON OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT RELATES SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
              STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
     See "Risk Factors" on page S-4 for certain information that should be considered by the Members.
     The date of this Proxy Statement/Prospectus Supplement is January 24, 1997 and the approximate date on which it is being furnished to the Members is January 30, 1997.

                               TABLE OF CONTENTS
                     PROXY STATEMENT/PROSPECTUS SUPPLEMENT

                                                                                                                           PAGE
SUMMARY OF THE TRANSACTION............................................................................................      S-1
  Parties to the Merger...............................................................................................      S-1
  The Merger; Effective Date..........................................................................................      S-1
  The Conversion Ratio................................................................................................      S-1
  Meeting of Members..................................................................................................      S-1
  Record Date, Votes Required.........................................................................................      S-2
  Reasons for the Merger..............................................................................................      S-2
  Recommendations of Medtrust Board and Approval by the Doctors Health Board..........................................      S-2
  Dissenters' Rights..................................................................................................      S-2
  Conditions to Consummation..........................................................................................      S-2
  Business of Medtrust and Doctors Health Pending the Merger..........................................................      S-2
  Termination.........................................................................................................      S-3
  Interests of Certain Persons in the Merger..........................................................................      S-3
  Resale of Class B Common Stock......................................................................................      S-3
  Certain Federal Income Tax Consequences of the Merger...............................................................      S-3
  Comparative Rights of Members of Medtrust and Holders of Class B Common Stock.......................................      S-3
RISK FACTORS..........................................................................................................      S-4
  Financial Performance of Medtrust and Doctors Health................................................................      S-4
  Managed Care Contracting............................................................................................      S-4
  Risk Factors set forth in the Prospectus dated January 24, 1997.....................................................      S-4
PROPOSED MERGER OF MEDTRUST AND DOCTORS HEALTH VIRGINIA...............................................................      S-4
  General.............................................................................................................      S-4
  Background of the Merger............................................................................................      S-4
  Reasons for the Merger..............................................................................................      S-5
  Approval by the Doctors Health Board and Recommendation of the Medtrust Board.......................................      S-6
  Determination of Conversion Ratio...................................................................................      S-8
  Effective Date of the Merger........................................................................................      S-8
  Exchange Procedure..................................................................................................      S-8
  Business of Doctors Health and Medtrust Pending the Merger..........................................................      S-8
  Conditions to Consummation of the Merger............................................................................      S-9
  Amendment and Termination of the Merger Agreement...................................................................      S-9
  Accounting Treatment................................................................................................      S-9
  Interests of Certain Persons in the Merger..........................................................................      S-9
  Certain Federal Income Tax Consequences.............................................................................     S-10
  Operations of Doctors Health Virginia after the Effective Date......................................................     S-11
THE MERGER AGREEMENT..................................................................................................     S-11
  Conditions to the Merger............................................................................................     S-11
  Representations and Warranties......................................................................................     S-12
  Conduct of Business Pending the Merger..............................................................................     S-12
  Additional Agreements...............................................................................................     S-13
  Termination, Amendment and Waiver...................................................................................     S-14
VOTING INFORMATION....................................................................................................     S-14
  Proxy Solicitation..................................................................................................     S-14
  Votes Required......................................................................................................     S-15
  Dissenters' Rights..................................................................................................     S-15
BUSINESS OF DOCTORS HEALTH............................................................................................     S-15
BUSINESS OF MEDTRUST..................................................................................................     S-15
MEDTRUST SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..............................................................     S-17
MANAGEMENT OF MEDTRUST................................................................................................     S-17
COMPARATIVE RIGHTS OF MEMBERS OF MEDTRUST AND THE HOLDERS OF CLASS B
  COMMON STOCK........................................................................................................     S-17
RESALE OF CLASS B COMMON STOCK........................................................................................     S-21
LEGAL MATTERS.........................................................................................................     S-22
ANNEX A -- Plan and Agreement of Merger (excluding Exhibits and Schedules)
ANNEX B -- Form of Stockholders Agreement

                                      S-ii

                               TABLE OF CONTENTS
                                   PROSPECTUS

                                                                                                                          PAGE
Available Information..................................................................................................      2
Forward-Looking Statements.............................................................................................      2
Prospectus Summary.....................................................................................................      3
Glossary...............................................................................................................      5
Risk Factors...........................................................................................................      8
Use of Proceeds........................................................................................................     16
Selected Consolidated Financial Data...................................................................................     17
Management's Discussion and Analysis of Financial Condition and Results of Operations..................................     18
Business...............................................................................................................     26
Management.............................................................................................................     50
Certain Transactions...................................................................................................     57
Principal Stockholders.................................................................................................     59
Description of Capital Stock...........................................................................................     61
Plan of Distribution...................................................................................................     67
Shares Eligible for Resale.............................................................................................     69
Legal Matters..........................................................................................................     70
Experts................................................................................................................     70
Financial Statements...................................................................................................    F-1

                           SUMMARY OF THE TRANSACTION
     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SUBJECT TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DATED JANUARY 24, 1997. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS. SEE THE DEFINITIONS SET FORTH IN THE GLOSSARY TO THE "PROSPECTUS."
PARTIES TO THE MERGER
     DOCTORS HEALTH. Doctors Health is a Maryland corporation organized in 1994 to develop and consolidate individual and groups of internists, pediatricians and family practitioners, specialist physicians, hospitals and other health care providers into primary care-driven, comprehensive managed care health care delivery networks. As of January 10, 1997, the Company had approximately 1,150 Network Physicians in six regional networks throughout the state of Maryland and one regional network in Northern Virginia, including approximately 310 PCPs, 84 obstetrician/gynecologists, and 756 specialist physicians.
     MEDTRUST. Medtrust is a Virginia non-stock membership corporation organized in 1994 for the purpose of providing its member physician groups (the "Members") with an appropriate vehicle for the joint marketing of medical services, the achievement of cost savings through group purchasing and the development of a quality marketing identity to attract managed care contracts for the benefit of its Members. There are 213 group practices and proprietorships consisting of nearly 450 physician providers in Northern Virginia, which are Members of Medtrust.
     DOCTORS HEALTH VIRGINIA. Doctors Health Virginia is a Virginia corporation incorporated in 1996 for the purpose of consummating the Merger. Doctors Health Virginia is a wholly-owned subsidiary of Doctors Health, and no other person or entity owns capital stock of Doctors Health Virginia.
THE MERGER; EFFECTIVE DATE
     Pursuant to the Plan and Agreement of Merger dated November 15, 1996 by and among Medtrust, Doctors Health and Doctors Health Virginia, as amended (the "Merger Agreement"), on the Effective Date, Medtrust will merge with and into Doctors Health Virginia (the "Merger") at which time the separate corporate existence of Medtrust will cease. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus Supplement as Annex A and is incorporated herein by reference.
     The Merger is to become effective as soon as practicable after all approvals and events required for the Merger (including the approval of the Members) have occurred and all conditions precedent to the Merger have been fulfilled or waived or on such other date on which Medtrust and Doctors Health may agree (the "Effective Date"). It is expected that the Effective Date will occur in the first calendar quarter of 1997.
THE CONVERSION RATIO
     On the Effective Date of the Merger, each of the outstanding membership interests of Medtrust will be converted into and represent the right to receive the number of shares of Class B Common Stock and that amount of cash determined by multiplying each of the Share Consideration and Cash Consideration by a fraction, the numerator of which is the aggregate Initial Membership Fee paid by the respective Member for such Member's Approved Physicians (as defined in the Bylaws of Medtrust) and the denominator of which is the aggregate Initial Membership Fees paid by all Members holding membership interests in Medtrust (immediately prior to the Effective Date of the Merger) on behalf of their Approved Physicians (the "Conversion Ratio").
     By way of example, if the initial assessments paid by a Member professional corporation on behalf of its three approved physicians totalled $6,000 and the aggregate of the initial assessments paid by all Members was $463,150, such Member would receive Class B Common Stock in an amount equal to the product of
(i) 24,377 (representing the shares available pursuant to the Merger) multiplied by (ii) the fraction the numerator of which is 6,000 and the denominator of which is 463,150. Pursuant to the terms of the Merger Agreement, fractional shares are to be rounded to the next highest whole share. In addition, such Member would receive cash in an amount equal to the product of (i) 167,477.56 (less any reduction for transaction expenses) multiplied by (ii) the fraction the numerator of which is 6,000 and the denominator of which is 463,150. As a result, the Member in this example would receive 316 shares of Class B Common Stock, plus $2,169.63 in cash before any reduction for transaction expenses. MEETING OF MEMBERS
     This Proxy Statement/Prospectus Supplement is being provided to the Members of Medtrust in connection with a Special Meeting of Members of Medtrust (the "Special Meeting"), which is to be held at the Holiday Inn, located at 1960 Chain

Bridge Road, McLean, Virginia 22102. Notice of the Special Meeting is being delivered together with this Proxy Statement/Prospectus Supplement. The purpose of the Special Meeting will be to consider and vote on a proposal to approve, ratify and confirm the Merger Agreement, the Merger and related transactions. RECORD DATE; VOTES REQUIRED
     Only Members of record at the close of business on January 29, 1997, will be entitled to notice of the Special Meeting. Only Members of record at the close of business on February 27, 1997 will be entitled to vote at the Special Meeting or any adjournments or postponements thereof. Each Member is entitled to that number of votes equal to the number of approved physicians credentialled by Medtrust and employed by such Member.
     The presence in person or by properly executed proxy, of the Members holding a majority of the votes entitled to be cast is necessary to constitute a quorum at the Special Meeting. The directors of Medtrust have passed a resolution declaring the Merger advisable and unanimously recommending that the Members vote to approve, ratify and confirm the Merger Agreement and the Merger. As of the date of the notice, the directors and executive officers of Medtrust are affiliated with Members which hold an aggregate of 39 votes, or 8.7% of the votes entitled to be cast at the Special Meeting. The executive officers and directors of Medtrust do not directly own any membership interests.
     An affirmative vote of more than two-thirds of the issued and outstanding votes entitled to be cast is required to approve, ratify and confirm the Merger Agreement and the Merger.
REASONS FOR THE MERGER; RECOMMENDATIONS OF THE MEDTRUST BOARD AND APPROVAL BY THE DOCTORS HEALTH BOARD
     The Medtrust Board of Directors believes that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of Medtrust and the Members. In considering the terms and conditions of the Merger, the Medtrust Board considered its financial terms, in particular that the Conversion Ratio provides the Members with an opportunity to receive partial reimbursement for their initial membership investment and to have an opportunity for capital appreciation and liquidity through an investment in Class B Common Stock. Among other things, the Medtrust Board also considered the benefits of introducing its members to a larger corporation in a broader geographic area; the increased access to capital to fund risk-based contracts and to enable its Members to have access to necessary information systems and the history and business strategy of Doctors Health. See "Proposed Merger of Doctors Health and
Medtrust -- Background of the Merger," " -- Reasons for the Merger";
" -- Recommendations of the Medtrust Board and Approval by the Doctors Health Board". THE MEDTRUST BOARD UNANIMOUSLY RECOMMENDS THAT THE MEMBERS VOTE TO APPROVE, RATIFY AND CONFIRM THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.
DISSENTERS' RIGHTS
     The holders of membership interests of Medtrust who vote against the Merger will not receive appraisal rights or be entitled to payment of cash (other than the Cash Consideration) for the fair value of their membership interests under the Virginia Nonstock Corporation Act.
CONDITIONS TO CONSUMMATION
     Consummation of the Merger is subject to certain conditions, including but not limited to (i) the execution by at least 30 primary care physicians who are affiliated with Members of Medtrust of exclusive Independent Physician Association agreements with Doctors Health; (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus Supplement is a part; and (iii) Members holding more than twenty percent of the membership interests of Medtrust shall not have voted against the consummation of the Merger at the Special Meeting. See "Proposed Merger of Medtrust and Doctors Health Virginia -- Conditions to Consummation of the Merger" and "The Merger Agreement -- Conditions to the Merger."
BUSINESS OF MEDTRUST AND DOCTORS HEALTH PENDING THE MERGER
     Medtrust has agreed to conduct its business prior to the Effective Date only in the ordinary course of business. Medtrust and Doctors Health have each agreed to give the other party and its representatives reasonable access throughout the period prior to the Effective Date to their respective books and records. Effective on November 1, 1996, Medtrust and Doctors Health entered into a Network Contracting and Management Services Agreement (the "Management Agreement") pursuant to which Medtrust appointed Doctors Health as Medtrust's exclusive and preferred provider of managed care contracting services including the right to negotiate managed care contracts on behalf of Medtrust with any Payor. In addition, Doctors Health has agreed to pay substantially all of the operating expenses of Medtrust from November 1, 1996 to the Effective Date
                                      S-2
and certain executive salaries from November 15, 1996 to the Effective Date. See "Proposed Merger of Medtrust and Doctors Health Virginia -- Business of Doctors Health and Medtrust Pending the Merger."
TERMINATION
     The Merger Agreement may be terminated by either Medtrust or Doctors Health if the Merger is not consummated by March 31, 1997 through no fault of the party seeking to terminate. Medtrust or Doctors Health may terminate the Merger Agreement prior to March 31, 1997 if any other party commits a material misrepresentation, materially breaches a covenant or warranty, or materially fails to perform its obligations under the Merger Agreement.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Two officers and directors of Medtrust, Norman Marcus, M.D. and Roger Wiederhorn, M.D., will enter into employment agreements with Doctors Health upon the consummation of the Merger. These employment agreements provide for employment for a term of three years. In addition, at closing these two officers and directors of Medtrust, together with Donald Colvin, M.D., Beal Lowen, M.D., Samuel Shor, M.D., and Ronald Bortnick, M.D., will be entitled to a pro rata portion of 6,000 shares of Class B Common Stock and $30,000 in cash to be divided among them in consideration of the extensive time which they have committed to the Merger negotiations, which compensation the Medtrust Board of Directors has determined to be fair and reasonable. See "Proposed Merger of Doctors Health and Medtrust -- Interests of Certain Persons in the Merger." RESALE OF CLASS B COMMON STOCK
     The shares of Class B Common Stock offered to the Members by this Proxy Statement/Prospectus Supplement have been registered under the Securities Act. The shares will be subject to the Stockholders Agreement attached hereto as Annex B and, therefore, will not be freely transferable. In addition, under the Securities Act certain additional restrictions on transfer apply to resale of shares of the Class B Common Stock received by "affiliates" of Medtrust or Doctors Health. There is no public market for the Class B Common Stock. See "Resale of Class B Common Stock."
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
     It is intended that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Accordingly, (except for cash and shares of Class B Common Stock received for services rendered by certain Medtrust Board Members) (i) Members will not recognize taxable income or loss upon the receipt of shares of Class B Common Stock in exchange for their Medtrust Member's Interest by reason of the Merger, and (ii) Medtrust will not recognize taxable income or loss by reason of the Merger. Although not a condition to the consummation of the Merger, counsel to Medtrust has provided an opinion as to
(i) and (ii) above.Members are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "Proposed Merger of Medtrust and Doctors Health -- Certain Federal Income Tax Consequences." COMPARATIVE RIGHTS OF MEMBERS OF MEDTRUST AND HOLDERS OF CLASS B COMMON STOCK
     The rights of Members under the Medtrust Articles of Incorporation, and Bylaws and under the Virginia Nonstock Corporation Act differ considerably from the rights of holders of Class B Common Stock under the Doctors Health Articles of Incorporation and Bylaws and under the Maryland General Corporation Law. See "Comparative Rights of Members of Medtrust and the Holders of Class B Common Stock."
                                      S-3

                                  RISK FACTORS
FINANCIAL PERFORMANCE OF MEDTRUST AND DOCTORS HEALTH
     Doctors Health negotiated the Share Consideration and Cash Consideration on the basis of the presence of Medtrust's Members in a desirable geographic market into which Doctors Health intends to expand. After the Effective Date, Doctors Health will recruit primary care physicians to join an IPA and a Core Medical Group in Northern Virginia. There can be no assurance that after the Effective Date of the Merger, such recruitment will be successful, that Medtrust's Pre-Merger relationships with its members will be beneficial to Doctors Health and Doctors Health Virginia, that Doctors Health will be able to successfully develop an integrated health care delivery network in Northern Virginia, or that Doctors Health can successfully integrate Medtrust physicians into Global Capitated Contracts. See the sections in the Prospectus "Risk Factors -- Uncertainty of Strategy; Acquisition Risks," " -- Integration of Operations," and " -- Dependence of the Company on Core Medical Groups and IPAs."
     Doctors Health has a limited operating history and for the fiscal year ended June 30, 1996 and the three months ended September 30, 1996, recorded a net loss of approximately $6.6 million and $2.8 million, respectively. Doctors Health is likely to record a net loss for the fiscal year ending June 30, 1997. There can be no assurance that after the Effective Date Doctors Health will earn operating profits.
MANAGED CARE CONTRACTING
     Doctors Health does not currently have any Global Capitated Contracts with HMOs covering patients in the state of Virginia. Doctors Health expects to implement a Global Capitated Contract with an affiliate of Blue Cross-Blue Shield by June 1997, pursuant to which the Company's PCPs will provide medical services to Medicare patients in Virginia on a global capitated basis, and to enter into a Global Capitated Contract with United Healthcare Health Plan for commercially insured enrollees by March 1997. However, there can be no assurance that Doctors Health will successfully implement the foregoing arrangements. See "Risk Factors -- Dependence on Managed Care Contracts" and " -- Enrollment in Medicare Managed Care Plans."
RISK FACTORS SET FORTH IN THE PROSPECTUS DATED JANUARY 24, 1997
     The Risk Factors set forth in the Prospectus are incorporated herein by reference and should be read carefully by the Members.
            PROPOSED MERGER OF MEDTRUST AND DOCTORS HEALTH VIRGINIA
     The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus Supplement as Annex A and is incorporated herein. Medtrust Members are urged to read the Merger Agreement in its entirety.
GENERAL
     On the Effective Date of the Merger, Medtrust will merge with and into Doctors Health Virginia, and Doctors Health Virginia will conduct its business pursuant to the Doctors Health Virginia Articles of Incorporation and Bylaws as in effect immediately before the Effective Date. The separate existence of Medtrust shall cease, and Doctors Health of Virginia shall conduct business as a wholly-owned subsidiary of Doctors Health. Each membership interest of Medtrust outstanding immediately prior to the Effective Date will, without any action of the holder thereof, be canceled and converted into the number of shares of Class B Common Stock which results after multiplication of the Conversion Ratio. No cash will be paid in lieu of fractional shares, but all fractional shares will be rounded up to the next highest whole share.
BACKGROUND OF THE MERGER
     The health care industry is undergoing rapid evolution, including the consolidation of individual medical practices into larger medical groups and independent practice associations as well as radical changes in the way physicians are compensated for the delivery of medical services.
     In Baltimore, Maryland, Washington, D.C., Northern Virginia and surrounding regions, physicians have increasingly become affiliated with managed care and medical management companies such as Doctors Health which provide physicians with certain administrative, billing, bookkeeping and budgeting services. Companies such as Doctors Health also provide the
                                      S-4
physician with access to Managed Care contracts and necessary tools to perform such contracts, including state of the art disease management protocols, care management, referral management and utilization review services. In this environment, Doctors Health has been entering into contractual and equity ownership relationships with primary care physicians, specialists and other health care providers in order to develop an Integrated Health Care Delivery System that focuses on managed care. At the same time, Medtrust has been seeking to develop managed care contracts that provide its member primary care physicians and specialists with access to Managed Care contracts with HMOs and other Payors which pay its Members on a capitated or other risk basis.
     Against this backdrop, Doctors Health and the Board of Medtrust independently reached the conclusion that developing alliances with additional provider groups and companies focusing on the efficient delivery of health care would enhance their abilities to respond to changing conditions in the health care industry.
     In February of 1996, Dr. Norman Marcus, the President and Chairman of the Board of Medtrust, Stewart B. Gold, President of Doctors Health and Dr. Scott Rifkin, Chairman of the Board of Doctors Health, met to discuss various strategic options, including mergers, acquisitions, strategic business combinations and management arrangements. The parties continued discussion of possible options and in February, Medtrust retained a law firm, Kaufman & Canoles to provide legal advice concerning permissible transactions. Members of Doctors Health's management conducted initial evaluations of the feasibility of developing a relationship with Medtrust for the purpose of negotiating IPA or Core Medical group transactions with the members and discussed potential arrangements with the Board of Directors of Doctors Health, beginning in March, 1996.
     In March 1996, Dr. Rifkin and Mr. Gold met with Dr. Marcus to enable Dr. Marcus to explain the discussions to the Medtrust Executive Committee. During a subsequent meeting of the Executive Committee, the Executive Committee authorized its representatives to continue negotiations with Doctors Health.
     During April 1996, Dr. Marcus and representatives of Doctors Health developed a draft term sheet and presented such draft term sheet to the Medtrust Board in April 1996. In May the Medtrust Board approved the execution and delivery of a letter of intent. The Doctors Health Board of Directors approved the letter of intent on May 24, 1996.
     During the summer of 1996, negotiations regarding the form of the transaction continued at a slow pace pending the efforts of Doctors Health to register shares of its Class B Common Stock for issuance to the Medtrust Members among others. In July and August representatives of Doctors Health and Medtrust met to discuss the legal structure of the transaction and decided that Doctors Health would enter into a network contracting and service agreement to allow Doctors Health to become the exclusive managed care contracting representative for Medtrust pending consummation of the Merger. During the summer, due diligence activities continued including meetings to evaluate the feasibility of developing a Core Medical Group in northern Virginia and an Exclusive IPA.
     In October and November representatives of Doctors Health and Medtrust drafted the Merger Agreement, the Management Agreement, and employment agreements for Dr. Marcus and Dr. Wiederhorn. On November 19, 1996, the Medtrust Board approved the merger and authorized Dr. Marcus to enter into the Merger Agreement and related documents. On November 19, 1996, representatives of Doctors Health and Medtrust executed the Merger Agreement to be effective as of November 15, 1996, and the Management Agreement. Representatives of Doctors Health and Medtrust then jointly developed a press release.
REASONS FOR THE MERGER
     As part of its business strategy, Doctors Health seeks to negotiate Global Capitated Contracts by, among other things, providing Payors with established health care delivery networks capable of providing for the delivery of medical care to Enrollees of the HMO or other Payor. In order to accomplish this strategy, Doctors Health seeks to establish networks throughout the Baltimore and Washington metropolitan area, Northern Virginia and surrounding regions. Medtrust created a non-stock membership organization of approximately 123 PCPs and 326 specialist and hospital based physicians and obtained fee-for-service medical insurance contracts with payors, workers compensation and other vendor contracts on behalf of the Members. Doctors Health would like to recruit substantial numbers of the Medtrust PCPs to exclusive IPA arrangements, or membership in a Core Medical Group. In addition, Doctors Health desires to develop and maintain non-exclusive managed care contracting relationships with the other Medtrust physicians.
     For Doctors Health, Medtrust represents an opportunity to implement its business plan in a market where it does not currently operate, and to earn revenues through inclusion of Medtrust physicians in Doctors Health's Managed Care contracts.
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
     For Medtrust, the Merger represents the opportunity to give its members the opportunity to develop long-term contractual relationships with a larger entity with more substantial financial resources than those of Medtrust. In addition, Medtrust believes Doctors Health has established attractive practice management services for physicians in addition to providing access to more lucrative, Managed Care contracts. Such practice management and managed care services include billing, bookkeeping, administrative and related services as well as care management, utilization review and referral management services necessary to manage the medical care of the Enrollees of the HMOs and other Payors who contract with Doctors Health. Although Medtrust could continue to exist as an independent IPA, it would need to conduct a substantial reorganization and attract considerable equity or debt financing to build an infrastructure capable of providing the services performed by Doctors Health. The Merger represents a more immediate means to enable the Members to compete in the rapidly changing health care industry.
APPROVAL BY THE DOCTORS HEALTH BOARD AND RECOMMENDATION OF THE MEDTRUST BOARD DOCTORS HEALTH
     For the reasons described below, the Doctors Health Board has unanimously approved the Merger.
     Doctors Health continuously analyzes potential acquisition candidates in Maryland, the District of Columbia and Virginia. The Doctors Health Board of Directors believes that the Merger is fair to and in the best interests of Doctors Health for the reasons described below. Accordingly, the Doctors Health Board of Directors has approved the Merger Agreement and the Merger.
     The Doctors Health Board of Directors consulted with Doctors Health management and legal counsel. It considered the following factors to be material to and in support of its final determination:
          (i) The Merger is expected to enable Doctors Health to take advantage of Medtrust's existing goodwill, infrastructure and leadership in the Northern Virginia market in order to establish an Integrated Health Care Delivery System in Northern Virginia. Such expansion of Doctors Health's existing network is expected to enhance Doctors Health's ability to win new Payor contracts and to attract additional Enrollees.
          (ii) The Merger and the efforts of Doctors Health to establish a Northern Virginia Integrated Health Care Delivery System are expected to substantially increase Doctors Health's size in terms of revenues, profits, physicians and locations which is expected to enhance Doctors Health's reputation in the Mid-Atlantic region, making it easier to attract and retain new physicians and win new Payor contracts.
          (iii) The Merger is expected to create in Doctors Health Virginia a company with a number of anticipated strengths, including the opportunity to develop new patient care programs in markets not currently served by Doctors Health and to develop additional strategies to promote higher quality health care.
          (iv) The Merger is expected to be treated as a tax-free reorganization.
     In addition to the foregoing, the Doctors Health Board of Directors generally considered those matters discussed under "RISK FACTORS," which included risks associated with expansion into Northern Virginia in the absence of Global Capitated Contracts with HMOs covering patients in Northern Virginia. The Board also considered the difficulty of establishing a network in a region outside of its initial markets in Baltimore City, Baltimore County and surrounding areas. The Board of Doctors Health concluded that the risks did not outweigh the advantages of the Merger and that the Merger was in the best interests of Doctors Health and its stockholders.
MEDTRUST
     THE BOARD OF DIRECTORS OF MEDTRUST HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR THE MERGER. MEDTRUST'S BOARD OF DIRECTORS BELIEVES THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE MEDTRUST MEMBERS.
     The material factors considered by the Medtrust Board of Directors in reaching its conclusion to approve and recommend the Merger Agreement are as follows:
          (i) The Medtrust Board of Directors observed the rapid changes in the health care industry including the continued consolidation, increasing competition and expansion of the prepaid segment of the health care industry. The Board recognized that medical practices affiliated with entities similar in size and resources to Medtrust were unable to achieve Global Capitated Contracts from HMOs and other payors. Based upon this review, the Medtrust Board determined that
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
     the Merger with Doctors Health Virginia would better position the Members of Medtrust because of Doctors Health's size, geographic scope and expertise to more effectively participate in managed care programs and to more profitably operate in the rapidly changing health care industry. Further, Doctors Health's access to capital would enable Medtrust Members to provide medical care under Global Capitated Contracts.
          (ii) The Medtrust Board's review of information concerning Doctors Health's business, prospects, historical financial performance and financial condition. Based on these factors, Medtrust's Board determined that the consideration to be received by the Members of Medtrust in the Merger reflected an appropriate percentage ownership of Class B Common Stock immediately following consummation of the Merger and that the Merger presented an attractive growth opportunity for the Members of Medtrust that could not be achieved as quickly, if at all, if the Members were to rely on any services that could be provided by Medtrust.
          (iii) The Medtrust Board of Directors' review of the terms of the Merger, including the agreement of Doctors Health to give specialist and primary care Members of Medtrust the opportunity to participate in any Integrated Health Care Delivery System established in Northern Virginia.
          (iv) The expectation that exchange of the Member Interests for the Class B Common Stock would be treated as a tax-free reorganization under the Internal Revenue Code.
     In addition to the factors described under "RISK FACTORS," the potentially negative factors the Medtrust Board of Directors considered in connection with its deliberation regarding the Merger were as follows:
          (i) The fact that there is no current market for the Class B Common Stock and there can be no assurance that Doctors Health's Common Stock will be listed on an exchange or other public market or that a trading market will develop for the Common Stock.
          (ii) Doctors Health does not have any Global Capitated Contracts covering medical care in Northern Virginia.
          (iii) The risk that despite the efforts of both Doctors Health and Medtrust, key Members may not participate in Doctors Health's Core Medical Groups or IPAs subsequent to the Merger. The Medtrust Board of Directors believed this risk was mitigated by the expertise of Doctors Health management and by the condition to closing that certain Directors of Medtrust would serve as Directors of Doctors Health Virginia.
     The Medtrust Board of Directors developed the Conversion Ratio and determined that the Share Consideration, Cash Consideration and Conversion Ratio were fair and in the best interests of the Members. The Medtrust Board determined that the most appropriate method of allocating the Share Consideration and Cash Consideration was to distribute such consideration on a pro rata basis taking into account the Members' initial membership fees even though the Members had been promised and expected no return of their initiation fees and annual dues upon joining Medtrust. Thus, the Board determined that the Conversion Ratio should consist of a fraction the numerator of which is the Members' initial membership fee and the denominator of which is the total initial membership fees paid by all Members and concluded that this formula was fair to the Members.
     In considering whether the Merger was in the best interests of the Medtrust Members, the Medtrust Board concluded that any compensation to be paid to certain directors and officers of Medtrust was fair and reasonable in light of the time and resources committed by these individuals in analyzing and negotiating the transactions and that such compensation would not materially decrease the Merger consideration paid to the Members. In addition, the Medtrust Members believed that the Merger would have no material adverse effects on any Medtrust Members. For a discussion of the Medtrust Board of Directors' analysis of the interests of certain persons in the Merger, including its chairman, Dr. Norman Marcus, see "Proposed Merger of Medtrust and Doctors Health
Virginia -- Interests of Certain Persons in the Merger."
     The foregoing discussion of the information and factors considered is not intended to be exhaustive, but it does include all material factors considered by the Medtrust Board of Directors. In view of the wide variety of information and factors, both positive and negative, considered by the Medtrust Board, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered and individual Directors may have given differing weights to different factors.
     The Medtrust Board of Directors did not seek or obtain a fairness opinion from an independent party and determined that such assistance was not necessary in its evaluation of the Merger. After taking into consideration all of the factors set forth above including (i) Doctors Health's financial condition and prospects, (ii) the rapid changes in the health care industry, and (iii) the amount of the Merger consideration and additional business transactions that may be entered into between
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
Doctors Health and individual Members after consummation of the Merger, the Board of Directors of Medtrust determined that the Merger was fair to and in the best interests of the Members. Moreover, the Medtrust Board determined that Medtrust should proceed with the Merger at this time.
     THE MEDTRUST BOARD BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, ARE FAIR TO, AND IN THE BEST INTERESTS OF MEDTRUST AND THE MEMBERS. THE MEDTRUST BOARD UNAINMOUSLY RECOMMENDS THAT THE MEMBERS VOTE TO APPROVE, RATIFY AND CONFIRM THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN. DETERMINATION OF THE CONVERSION RATIO
     Each Member's interest shall be converted into a percentage of the Share Consideration and Cash Consideration to be issued in the Merger equal to a fraction, the numerator of which is the aggregate initial membership fee paid by the Member for its approved physicians credentialled by Medtrust and the denominator of which is the aggregate initial membership fees paid by all Members then holding Membership interests on behalf of their approved physicians credentialled by Medtrust. Dues and assessments paid in support of ongoing operations of Medtrust are excluded from the determination of the Conversion Ratio. All fractional shares produced using this conversion factor are to be rounded to the next highest whole share and no fractional shares are to be issued.
EFFECTIVE DATE OF THE MERGER
     The Effective Date of the Merger Agreement and the Merger shall be as soon as practicable following the satisfaction or waiver of all of the conditions to closing. Medtrust and Doctors Health may agree that the Effective Date will occur on another date. On the Effective Date, Doctors Health and Medtrust will prepare and execute appropriate Articles of Merger, and will file them with the Virginia Corporation Commission.
EXCHANGE PROCEDURE
     Membership interests will be automatically cancelled upon consummation of the Merger without further act or submission or documentation by the Members. As soon as practicable following the Effective Date, Doctors Health will deliver a form of Letter of Transmittal to each Member. Each Member shall be required to sign and return the Letter of Transmittal to Kaufman & Canoles. Certificates for the Share Consideration and checks for the Cash Consideration shall be delivered at the Closing to Kaufman & Canoles, as counsel for Medtrust. Kaufman & Canoles shall deliver the respective certificates together with checks for the Cash Consideration promptly to the address of record of each Medtrust Member upon receipt of the Letter of Transmittal.
BUSINESS OF DOCTORS HEALTH AND MEDTRUST PENDING THE MERGER
     Pursuant to the Merger Agreement, each of Medtrust and Doctors Health has made certain covenants relating to the conduct of business pending consummation of the Merger. Among other things, Medtrust has agreed (except as otherwise contemplated by the Merger Agreement or with the written consent of Doctors Health) not to: (i) conduct its business other than in the ordinary and unsual course; (ii) pay dividends; or (iii) increase any salaries or employee benefits, except for certain increases in the ordinary course of business and certain changes required by law or to satisfy pre-existing contractual obligations.
     On November 15, 1996, Medtrust and Doctors Health entered into the Management Agreement pursuant to which Doctors Health provides certain management, administrative and support services to Medtrust and Medtrust has designated Doctors Health as its exclusive and preferred provider of Managed Care contracts. In particular, Doctors Health has agreed to administer Medtrust's quality assurance; and utilization management programs, provide third party administration, collection and coordination of benefit services. The Management Agreement also provides that Doctors Health will reimburse Medtrust for its operating expenses commencing on November 1, 1996 and will reimburse Medtrust for the base salaries and corporate payroll taxes of Drs. Marcus and Wiederhorn at the rate of $100,000 and $36,650 per year, respectively, commencing November 15, 1996.
     The Management Agreement provides that Medtrust must implement procedures to comply with regulatory requirements to recruit PCPs to enter into Exclusive Participation Agreements or become employees of Core Medical Groups affiliated with Doctors Health, and to assist Doctors Health in the development of a Medtrust network of participating physicians and other health care providers.
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
CONDITIONS TO CONSUMMATION OF THE MERGER
     Consummation of the Merger is conditioned upon the following: (a) the approval of the Members of Medtrust holding more than two-thirds of the issued and outstanding membership interests of Medtrust, (b) no proceedings shall be pending before any court or governmental authority which seeks to challenge or prevent the Merger, and (c) all consents from third parties necessary to consummate the Merger shall have been obtained.
     The obligations of Doctors Health and Doctors Health of Virginia to consummate the Merger are further conditioned upon the following conditions: (a) the representations and warranties of Medtrust shall be true in all material respects as of the Closing Date and Medtrust shall, in all material respects, have performed and complied with all agreements and conditions required by the Merger Agreement to be performed or complied with by Medtrust; (b) there shall not have been any materially adverse change in the business or financial condition of Medtrust not disclosed in the Financial Statements of Medtrust; (c) counsel to Medtrust shall have delivered to Doctors Health and Doctors Health of Virginia an opinion in a form reasonably acceptable to Doctors Health and Doctors Health of Virginia; (d) all legal matters and the form and substance of all documents to be delivered by Medtrust to Doctors Health shall have been approved by and shall be satisfactory to counsel to Doctors Health; (e) at least 30 primary care physicians affiliated with Medtrust shall have executed and delivered Exclusive Participation Agreements, provided that each such primary care physician is capable of being credentialed and included in Doctors Health's managed care payor contracts; (f) Members holding no more than twenty percent of the Membership interests of Medtrust shall have objected to the consummation of the Merger at the Special Meeting; and (g) the issuance of Doctors Health Common Stock to Medtrust Members shall have been approved by the Virginia State Corporation Commission.
     The obligations of Medtrust to consummate the Merger are further conditioned upon the following conditions: (a) the representations and warranties of Doctors Health shall be true in all material respects as of the Closing Date, and Doctors Health shall, in all material respects, have performed and complied with all agreements and conditions required by the Merger Agreement to be performed or complied with by them; (b) there shall not have been any materially adverse change in the business or financial condition of Doctors Health from that disclosed on the Doctors Health's Balance Sheet for the period from the date of the Doctors Health Balance Sheet to the Closing Date; (c) counsel for Doctors Health shall have delivered to Medtrust an opinion in a form reasonably acceptable to Doctors Health and Medtrust; (d) all legal matters, and the form and substance of all documents to be delivered by Doctors Health to Medtrust shall have been approved by and shall be reasonably satisfactory to counsel to Medtrust; (e) at or before the Effective Time the Registration Statement shall have been declared effective by the Commission and be effective on the Closing Date, and all applicable approvals of governmental or regulatory authorities required to consummate the Merger shall have been obtained; and (f) the issue price of Class B Common Stock from the date of the Merger Agreement to the Effective Date issued in physician acquisition transactions shall have been based upon a price of not less than fifteen dollars ($15.00) per share. AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT
     The Merger Agreement may be amended by mutual agreement of the parties.
     The Merger Agreement may be terminated and abandoned by mutual consent of Doctors Health and Medtrust, or by Doctors Health and Medtrust if the other party commits an uncured material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement.
     Furthermore, the Merger Agreement may be terminated by Doctors Health or Medtrust if the Merger is not consummated by March 31, 1997 through no fault of the party seeking to terminate the Merger Agreement.
     In the event of the termination of the Merger Agreement by either Doctors Health or Medtrust, the Merger Agreement shall thereafter become void and there shall be no liability on the part of Doctors Health or Medtrust, their respective officers or directors, except that any such termination shall be without prejudice to the rights of Doctors Health or Medtrust arising out of the willful breach of the other party of any covenant or any misrepresentation contained in the Merger Agreement.
ACCOUNTING TREATMENT
     The Merger will be accounted for as a purchase transaction for financial reporting purposes under APB 16.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     In connection with the Merger Agreement, Doctors Health has entered into employment agreements with each of Norman Marcus and Roger Wiederhorn (the "Employment Agreement"). Under these Employment Agreements, Dr. Marcus will
                                      S-9
serve as Vice President of Network Development of Doctors Health for an annual compensation of $100,000 and Dr. Wiederhorn is to serve as Regional Vice President for an annual compensation of $36,650. The effectiveness of each Employment Agreement is conditioned upon completion of the Merger. The term of each Employment Agreement is three years, commencing on the Effective Date of the Merger.
     Pursuant to these employment agreements, each of the executives has agreed to maintain the confidentiality of certain information pertaining to the businesses of Doctors Health. The employment agreements contain certain non-competition provisions in the event the executive's employment is terminated during its term by Doctors Health or the executive without cause. For one year after such termination, each executive has agreed not to accept employment from an integrated health care delivery system in Northern Virginia which engages in the business conducted by Doctors Health. In connection with their employment, the executives shall be entitled to bonuses and other benefits provided to similarly situated employees of Doctors Health.
     Pursuant to the Management Agreement between Doctors Health and Medtrust, Doctors Health has agreed to reimburse Medtrust for the base salary and corporate payroll taxes incurred by Medtrust with respect to Norman A. Marcus, at a rate of $100,000 per year, and A. Roger Wiederhorn at a rate of $36,650 per year.
     Pursuant to the Merger Agreement, Doctors Health has agreed to provide director and officer insurance to cover persons who will be directors and officers of Doctors Health Virginia after the Effective Date. Such insurance shall apply only to the acts of such directors and officers on behalf of Doctors Health Virginia after the Effective Date.
     Pursuant to the Merger Agreement, Doctors Health has agreed to deliver to six directors of Medtrust (the "Negotiating Team") an aggregate consideration of 6,000 shares of DHS Class B Common Stock and $30,000 in cash to be distributed ratably to the Negotiating Team members in consideration of their services in conducting the negotiations which led to execution of the Merger Agreement and consummation of the Merger. The members of the Negotiating Team are Norman A. Marcus, A. Roger Wiederhorn, Donald Colvin, Beal Lower, Samuel Shor and Ronald Bortnick.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The following discussion of the material federal income tax consequences of the Merger and the exchange by the Medtrust Members of their interest in Medtrust for shares of Class B Common Stock has been prepared in accordance with applicable disclosure regulations. Each Member's individual circumstances may affect the tax consequences of the Merger to such Member. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. This discussion assumes the Medtrust Members hold their Members' Interests as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). ACCORDINGLY, EACH MEDTRUST MEMBER IS ADVISED TO CONSULT SUCH MEMBER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH MEMBER.
     In the opinion of Kaufman & Canoles, counsel to Medtrust, the Merger will constitute a tax-free reorganization under Section 368(a) of the Code, and Doctors Health, Doctors Health Virginia and Medtrust will each be a party to the reorganization within the meaning of Section 368(b) of the Code.
     In rendering such opinion, counsel has relied upon the facts that are described herein, upon certain customary representations made by the management of Medtrust and by the management of Doctors Health and upon certain assumptions. Such opinion is also based upon the Code, regulations currently in effect thereunder, current administrative rulings and practice by the Service, and judicial authority, all of which are subject to change. Any such change could affect the continuing validity of such opinion and this discussion. No ruling has been sought from the Internal Revenue Service as to the federal income tax consequences of the Merger, and the opinion of counsel is not binding on the Internal Revenue Service or any court.
     As a tax-free reorganization, the Merger will have the following federal tax consequences for the Members and Medtrust (except for cash and shares of Class B Common Stock received for services rendered by certain Medtrust Board Members):
     (i) No gain or loss will be recognized by Medtrust as a result of the Merger;
     (ii) No gain or loss will be recognized by a Medtrust Member with respect to shares of Class B Common Stock received from Doctors Health in exchange for Medtrust Member Interests;
     (iii) The tax basis of the shares of Class B Common Stock received by a Medtrust Member will be equal to the aggregate tax basis of the Medtrust Interests exchanged therefor; and
                                      S-10

     (iv) The holding period of the shares of Class B Common Stock received by a Medtrust Member will include the holding period or periods of the Medtrust Member Interest exchanged therefor.
     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of approval and adoption of the Merger Agreement. The discussion does not address the tax consequences arising under the laws of any state, locality or foreign jurisdiction. Holders of Medtrust Member Interests are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the Merger to them.
OPERATIONS OF DOCTORS HEALTH VIRGINIA AFTER THE EFFECTIVE DATE
     After the Effective Date, Doctors Health Virginia will (i) seek to preserve and enhance the relationships with primary care physicians and specialists developed by Medtrust and (ii) develop an Integrated Health Care Delivery System in Northern Virginia. Development of the health care system will include recruiting PCPs, specialists and other health care providers to transfer certain assets of medical practices to Doctors Health, enter into exclusive managed care contracting arrangements or enter into other contractual arrangements for the delivery of medical services under Doctors Health's Global Capitated
Contracts.
     Pursuant to the Merger Agreement, Doctors Health has agreed to assist Doctors Health Virginia in the development of a business plan for Northern Virginia and agreed to use Doctors Health Virginia as its exclusive IPA in Northern Virginia for at least five years after the Effective Date. In addition, Doctors Health will create a Northern Virginia network of OB/GYN's who will become affiliated with Doctors Health's Woman Care IPA of OB/GYN physicians, and give Medtrust specialists a right of first refusal for four years after the Effective Date to participate in Doctors Health's Managed Care contracts.
                              THE MERGER AGREEMENT
     Set forth below is a summary of the material terms of the Merger Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus Supplement and is incorporated by reference herein.
CONDITIONS TO THE MERGER
     The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions:
     MEMBER APPROVAL. The Merger Agreement and the transactions contemplated therein shall have been approved and adopted by at least two-thirds of the Members.
     NO LITIGATION. No legal, administrative, arbitral, investigatory or other proceeding shall be pending or threatened that seeks to prevent the consummation of the Merger or the transactions contemplated thereby or seeks a remedy at law in connection therewith.
     Unless waived by Medtrust, the obligations of Medtrust to effect the Merger are subject to fulfillment at or prior to the Effective Date of the following additional conditions:
     OTHER CONSENTS. All third party consents required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained and be in effect on the Effective Date.
     PERFORMANCE OF OBLIGATIONS AND REPRESENTATIONS AND WARRANTIES OF DOCTORS HEALTH. Doctors Health shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Doctors Health contained in the Merger Agreement shall be true and correct in all respects on and as of the date made and on and as of the Effective Date as if made at and as of such date, and Medtrust shall have received a certificate of the appropriate officers of Doctors Health.
     LEGAL OPINION. Medtrust shall have received an opinion from Corporate counsel to Doctors Health and Doctors Health Virginia, dated the Effective Date, reasonably satisfactory to Medtrust's counsel and covering the due incorporation of Doctors Health and Doctors Health Virginia, the binding nature of the Merger Agreement, the effectiveness of the Merger, the validity of the Doctors Health Common Stock to be issued in connection with the Merger and such other matters as may be reasonably requested by Medtrust.
     LEGAL MATTERS. All legal matters and documents delivered by Doctors Health shall be satisfactory to counsel to Medtrust.
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     NO MATERIAL ADVERSE CHANGES. After September 30, 1996, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of Doctors Health and its subsidiaries except as disclosed on the Doctors Health Balance Sheet dated September 30, 1996.
     THE REGISTRATION STATEMENT. The Registration Statement on Form S-1 shall have become effective in accordance with the provisions of the Securities Act and state blue sky laws, if applicable, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities.
     Unless waived by Doctors Health and Doctors Health Virginia, the obligations of Doctors Health and Doctors Health Virginia to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following additional conditions:
     PERFORMANCE OF OBLIGATIONS AND REPRESENTATIONS AND WARRANTIES OF MEDTRUST. Medtrust shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Medtrust contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Effective Date as if made at and as of such date and Doctors Health shall have received a Certificate of the appropriate officer of Medtrust to that effect.
     LEGAL OPINION. Doctors Health shall have received an opinion from Kaufman & Canoles, counsel to Medtrust, dated the Effective Date, reasonably satisfactory to Doctors Health, and covering the due incorporation of Medtrust, the binding nature of the Merger Agreement, the effectiveness of the Merger and such other matters as may be reasonably requested by Doctors Health.
     LEGAL MATTERS. All legal matters and documents delivered by Medtrust to Doctors Health shall be satisfactory to counsel to Doctors Health.
     NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business or financial condition of Medtrust from that disclosed in the Doctors Health financial statements for the fiscal years ended June 30, 1995 and June 30, 1996.
     ALLIANCE WITH PRIMARY CARE PHYSICIANS. At least thirty (30) primary care physicians affiliated with Medtrust shall have executed and delivered Exclusive Participation Agreements with Doctors Health, which shall become effective upon consummation of the Merger.
     DISSENTERS TO MERGER. Members holding no more than twenty percent of the Membership interests of Medtrust shall have dissented to the consummation of the Merger at the Special Meeting.
     VIRGINIA BLUE SKY LAWS. The issuance of the Class B Common Stock to the Members shall have been approved by the Virginia Stock Corporation Commission. REPRESENTATIONS AND WARRANTIES
     The Merger Agreement contains various representations and warranties by each of Doctors Health, Doctors Health Virginia and Medtrust relating to, among other things (i) organization and qualification to do business, (ii) capitalization, (iii) subsidiaries, (iv) authority to enter into the Merger, non-contravention of laws or governing documents and regulatory approvals, (v) reports and financial statements, (vi) absence of undisclosed liabilities, (vii) absence of certain changes or events, (viii) litigation, (ix) the Registration Statement, (x) violations of law, (xi) compliance with agreements, (xii) taxes,
(xiii) employee benefit plans and ERISA matters, (xiv) title to assets, (xv) insurance and (xvi) finders or brokers.
CONDUCT OF BUSINESS PENDING THE MERGER
     During the period from the date of the Merger Agreement and prior to the Effective Date or earlier termination of the Merger Agreement, unless Doctors Health shall otherwise agree in writing but subject to the Management Agreement under which Doctors Health shall manage the affairs of Medtrust, Medtrust shall:
     ORDINARY COURSE. Conduct its business in the ordinary and usual course of business and consistent with past practice.
     CHANGES IN CHARTER. Not (i) amend or propose to amend their respective charter or by-laws, (ii) declare, set aside or pay any dividend or distribution payable in cash, property or otherwise.
                                      S-12

     OTHER CONDUCT. Not (i) incur any indebtedness other than borrowings in the ordinary course of business, or (ii) make any new commitments for capital expenditures exceeding Five Thousand Dollars per item or Ten Thousand Dollars in the aggregate.
     NO CHANGES IN COMPENSATION ARRANGEMENTS. Except in ordinary course of business grant any increase in the compensation payable to any Medtrust employees.
ADDITIONAL AGREEMENTS
     Pursuant to the Merger Agreement, Medtrust, Doctors Health and Doctors Health Virginia have made the following additional agreements:
     ACCESS TO INFORMATION. Medtrust shall afford to Doctors Health and Doctors Health Virginia and their respective accountants, counsel, financial advisors and other representatives and Doctors Health shall afford to Medtrust and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the earlier of the termination of the Merger Agreement or the Effective Date to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the Commission in connection with the transactions contemplated by the Merger Agreement or which may have a material effect on their respective businesses, properties or personnel and (ii) such other information concerning their respective businesses, properties and personnel as they shall reasonably request. The parties shall hold and shall use their reasonable best efforts to hold in strict confidence all confidential information obtained in the course of their respective investigations.
     In the event that the Merger Agreement is terminated in accordance with its terms, each party shall promptly return to the other all non-public written material provided pursuant to this section and shall not retain any copies, extracts or other reproductions in whole or in part of such written material.
     PERIODIC INFORMATION. Medtrust shall promptly advise Doctors Health and Doctors Health shall promptly advise Medtrust in writing of any additional financial or operating data after the date of the Merger Agreement.
     REGISTRATION STATEMENT AND PROXY STATEMENT. Doctors Health and Medtrust shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Doctors Health shall also take any action required to be taken under applicable state blue sky, securities laws or rules or regulations of any national securities exchange or Nasdaq in connection with the issuance of Class B Common Stock pursuant to the Merger Agreement. Doctors Health and Medtrust shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence.
     MEMBER APPROVALS. Medtrust shall, as promptly as practicable after the effectiveness of the Registration Statement, submit the Merger Agreement and the transactions contemplated thereby for the approval of its Members at a meeting of Members and, subject to the fiduciary duties of the Board of Directors of Medtrust under applicable law, shall use its reasonable best efforts to obtain approval and adoption of the Merger Agreement and the transactions contemplated thereby. Such meeting of Members shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Medtrust under applicable law, Medtrust shall, through its Board of Directors, recommend to its Members approval of the transactions contemplated by the Merger Agreement.
     DIRECTOR AND OFFICER INSURANCE. Doctors Health and Doctors Health Virginia shall use its reasonable efforts to provide each individual who serves as a director or officer of Doctors Health Virginia following the Effective Date with liability insurance for a period of three years after the Effective Date; provided that such insurance shall not apply to the acts of such directors and officers prior to the Effective Date. In addition, Doctors Health and Doctors Health Virginia shall not impair any exculpatory or indemnification provisions set forth in the charter or bylaws of Doctors Health Virginia for the benefit of the directors or officers of Doctors Health Virginia.
     BUSINESS PLAN OF DOCTORS HEALTH VIRGINIA. After the Effective Date, Doctors Health and Doctors Health Virginia shall develop a business plan for the development of a physician network in Northern Virginia and shall determine the amount of capital Doctors Health shall invest in Doctors Health Virginia to implement such business plan.
     EXCLUSIVE IPA. For at least five years after the Effective Date, Doctors Health shall use Doctors Health Virginia as its exclusive IPA in the Northern Virginia marketplace.
                                      S-13

     SPECIALISTS. For a period of four years following the Effective Date, each specialist who is a Member shall have the right to participate in third party payor contracts established by Doctors Health within a reasonable geographic area of such specialist's office; subject to Doctors Health's credentialling, utilization, quality assurance and performance guidelines.
     PRIMARY CARE AFFILIATION AGREEMENTS. Prior to the Effective Date, primary care physicians shall have the opportunity to execute Exclusive Participation Agreements pursuant to which primary care physicians will be paid Ten Thousand Dollars ($10,000) in cash upon completion of credentialling. Following the Effective Date each primary care physician shall have the right to extend such Exclusive Participation Agreements for an additional term of two (2) years for an additional Five Thousand Dollars ($5,000) and options to purchase 1,000 shares of Class B Common Stock.
     EMPLOYMENT OF DRS. WIEDERHORN AND MARCUS. At the Effective Date, Doctors Health shall employ Dr. Norman Marcus, the Chairman and a director of Medtrust, as Executive Vice President of Strategic Planning of Doctors Health; and Dr. Roger Wiederhorn, a director of Medtrust, as Regional Vice President of Strategic Planning.
     EXPENSES AND FEES. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that Doctors Health will pay up to $35,000 of the fees and expenses of Kaufman & Canoles, expenses incurred in connection with printing the Proxy Statement/Prospectus Supplement, and the cost of an opinion of tax counsel.
     PRESS RELEASES. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the transactions contemplated thereby.
     BOARD OF DIRECTORS. On the Effective Date, the Board of Directors of Doctors Health Virginia shall be Stewart B. Gold, Mark Eig, John Dwyer, Paul Serini, Scott Rifkin, Alan Kimmel, Norman Marcus, Roger Wiederhorn, Donald Colvin, Samuel Shor, Beal Lowen, and Robert Enelow.
TERMINATION, AMENDMENT AND WAIVER
     TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Date (i) by written consent of Medtrust and Doctors Health; (ii) by either party if there has been a material misrepresentation in the Merger Agreement or a material breach of the representations, warranties and covenants set forth in the Merger Agreement; or (iii) by either party if the Effective Date has not occurred before February 28, 1997 for any reason other than the failure of a party to perform its obligations under the Merger Agreement or a misrepresentation or breach of warranty.
     EFFECT OF TERMINATION. In the event of termination of the Merger Agreement by either Doctors Health or Medtrust, as provided above, the Merger Agreement shall forthwith become void and there shall be no further obligation on the part of Doctors Health, Doctors Health Virginia, Medtrust or their respective officers or directors (except as set forth in parts of the Merger Agreement with respect to confidential information and enforcement costs) and with respect to obligations existing thereunder prior to the termination.
     AMENDMENT. The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto.
                               VOTING INFORMATION
PROXY SOLICITATION
     This Proxy Statement/Prospectus Supplement and the accompanying proxy material are furnished in connection with the solicitation of proxies by the Board of Directors of Medtrust for the Special Meeting.
     The Special Meeting will be held at the Holiday Inn, 1960 Chain Bridge Road, McLean, Virginia 22102 on February 27, 1997 at 7:00 p.m. local time. Only Members of record at the close of business on January 29, 1997 will be entitled to notice of the Special Meeting. Only Members of record at the close of business on February 27, 1997 will be entitled to vote at the Special Meeting. As of the date of the notice of the Special Meeting, the Medtrust Members are entitled to 449 votes. Each Member is entitled to such number of votes equal to the number of Approved Physicians employed by such Member. Any proxy given may be revoked by a Member at any time prior to its exercise. Such right of revocation is not limited or subject to compliance with any formal procedure.
     Doctors Health will pay the costs of printing and mailing this Proxy Statement/Prospectus Supplement. Doctors Health will pay all other expenses which it may incur in the solicitation of proxies. Doctors Health will pay the filing fees in respect
                                      S-14
of regulatory approvals required in order to consummate the Merger, including the registration fee of the Commission, the filing fees in respect of state "blue sky" laws. The parties do not expect to pay compensation for the solicitation of proxies (but reserve the right to do so if necessary to obtain the votes necessary). In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone or telegram by directors, officers, and employees of Medtrust without additional compensation to them.
VOTES REQUIRED
     The affirmative vote of more than two-thirds of the outstanding member interests of Medtrust will be required to approve, ratify and confirm the Merger Agreement and the Merger provided for therein. Because the required vote of Members on the Merger Agreement and the Merger is based upon the total number of eligible votes of Members, the failure to submit a proxy card (or the failure to vote in person at the Special Meeting), and the abstention from voting will have the same effect as a vote against the Merger Agreement and the Merger. As of December 17, 1996 the directors and executive officers of Medtrust and certain related persons as a group owned beneficially through their respective professional corporations 39 votes out of 449 votes, representing 8.7% of the votes entitled to be cast on the Record Date.
     All member interests of Medtrust represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such member interests of Medtrust represented by such proxies will be voted to approve, ratify and confirm the Merger Agreement and the Merger provided for therein.
DISSENTERS' RIGHTS
     Holders of member interests in Medtrust who dissent and vote against the Merger Agreement and the Merger will not receive appraisal rights or be entitled to the payment in cash of the fair value of their member interests under the VNCA. See "Comparative Rights of Members of Medtrust and the Holders of Class B Common Stock -- Dissenters' Rights."
                           BUSINESS OF DOCTORS HEALTH
     The business of Doctors Health is described in the Prospectus.
                              BUSINESS OF MEDTRUST
     Medtrust was incorporated on May 3, 1994 as a non-stock membership corporation under the laws of the Commonwealth of Virginia for the purpose of providing its Members with an appropriate vehicle for the joint marketing of medical services, the achievement of cost savings through group purchasing and the development of a quality marketing identity to attract managed care contracts for the benefit of its Members in the Northern Virginia marketplace. The initial Members of Medtrust consisted largely of specialty medical practice groups located within Fairfax County, Virginia and certain adjacent Northern Virginia communities and was quickly expanded to recruit to its membership primary care physician groups and hospital based providers to permit Medtrust to market a full range of medical services to local employers and third party payors. Medtrust leadership engaged in active recruiting of Members and succeeded in recruiting over 200 physician group practices and proprietorships consisting of a total of more than 400 physician providers in the Northern Virginia marketplace.
     Medtrust is governed by a Board of Directors consisting of eleven individual physicians elected by a plurality vote of the Members. Each Member is entitled to that number of votes equal to the number of approved physicians employed by the group. The approved physicians constitute individuals who have been credentialed by Medtrust for the provision of professional services to the beneficiaries of health benefit plans which choose to contract with Medtrust. In addition to the Board of Directors of eleven physicians, a Board of Governors appointed by the Board of Directors advises the Board and makes policy recommendations on credentialling, quality assurance and contracting issues. The Board of Governors consists of at least one representative from each subspecialty practice area.
     Medtrust was funded by the initial capital contributions of each of the Members which contributions ranged from a high of $2,500 per approved physician for specialty physician groups to a low of $300 per approved physician for primary care physician groups. In addition, the Board of Directors assessed dues as necessary to fund the ongoing operations of Medtrust.
     The formation of Medtrust was in response to industry trends which included, among other factors, increased penetration of managed care, demand by third party payors for effective quality assurance and utilization review protocols within participating physician practices, the need to reduce costs and consolidate services in order to maintain profit margins, and
                                      S-15
increased selectivity by third party payors in the selection of their provider panels. In response to these industry trends, physicians in a number of communities throughout the country have joined together to form marketing entities which require less integration and expense of organization than the traditional merger of independent practices. These loosely structured physician organizations, sometimes known as "networks" or "messenger models" within industry parlance, have been useful for their member providers by offering to these providers a vehicle by which discounts can be negotiated on the purchase of supplies and medical malpractice insurance can be purchased at reduced group rates and by permitting the retention of marketing personnel for the purpose of seeking contracting opportunities that would expand the patient populations of the constituent groups and improve their payor mix to include higher paying commercial customers. The effectiveness of the network model has been somewhat limited by legal constraints which prohibit joint decision making and collective price negotiation on fee for service contracts. Medtrust has been successful in achieving purchasing discounts on medical malpractice insurance and other vendor contracts for its Members. As of December 1996, Medtrust had successfully procured on behalf of its Members fee-for-service, provider contracts covering, on a non-exclusive basis, an aggregate of approximately 77,000 covered lives with Dimensions Health Network, Inc., John Hancock Mutual Life Insurance Company, Med Eval, Inc., Qual Choice of Virginia, NYLCARE Passport PPO, and Preferred Health Network. During fiscal year 1996, Medtrust received no compensation for negotiating such contracts.
     Since the operations of Medtrust have been funded by Member contributions and the assessment of dues and Medtrust has no other significant source of revenue, Medtrust has actively sought strategic partners to provide the capital necessary to expand its marketing activities and to accept risk under capitated contracts. The merger of Medtrust with Doctors Health is expected to provide the Medtrust members with this strategic relationship. Medtrust management believes that because physicians are positioned to control treatment protocols and the efficient utilization of the health care dollar, physician-driven capitation models are uniquely positioned to compete in the marketplace if adequate capital is available to purchase the requisite information systems and to provide the reserves for operations necessary to undertake risk contracts. Although other physician networks may exist within the Northern Virginia marketplace, Medtrust's management believes that the prominence of its Members and the quality of Medtrust's marketing efforts, have allowed Medtrust a pre-eminent position in the marketplace. Nonetheless, Medtrust's ability to obtain new contracts is somewhat limited by the inability to coordinate delivery of hospital services and ancillary services with the professional component and the lack of experience of third party payors negotiating with and integrating provider networks.
     Medtrust's principal assets include office equipment and fee-for-service contracts with third party Payors as described herein. Medtrust has two principal employees responsible for office administration and membership recruitment.
     Medtrust's general business purpose is to provide its Members increased contracting efficiency through group contracting with HMOs or other Payors and by obtaining certain economies of scale with respect to marketing and purchasing. Medtrust's revenues consist almost exclusively of dues and initial assessments paid by its Members and its expenses consist primarily of employee compensation, marketing and consulting fees and office rental costs. Annual dues and assessments generally match annual expenses. Therefore, Medtrust does not attempt to operate at a profit or to create equity value for its Members. Moreover, the Medtrust Members had no expectation of receiving any capital appreciation on their initial assessment. For this reason, management of Medtrust does not believe that a presentation of historical financial statements for Medtrust and an analysis of historical financial information of Medtrust would be meaningful.
     There are four classes of voting members with membership in any class to be determined by the credentialling committee of Medtrust in accordance with the applicant's primary area of specialty or location of practice. The Board of Directors may determine from time to time an initial membership fee and set such other fees, dues and assessments for membership as the Board of Directors determines appropriate in its sole discretion. Class A consists of 94 surgical specialist members with 166 approved physicians whose initial membership fee ranged from $1,000 to $2,500. Class B consists of 53 medical specialist members with 121 approved physicians whose initial membership fee ranged from $300 to $1,500. Class C consists of 60 primary care members with 123 approved physicians whose initial membership fee ranged from $250 to $300. Class D consists of 6 hospital based members with 39 approved physicians whose initial membership fee was $500. See "Comparative Rights of Members of Medtrust and the Holders of Class B Common Stock" for a summary description of the voting rights and other rights of Medtrust Members.
                                      S-16

            MEDTRUST SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding the beneficial ownership of Medtrust member interests as of December 17, 1996 by each of Medtrust's directors and by all directors and executive officers of Medtrust as a group.

                                                                                                PERCENT OF
                                                                                                ALL MEMBER
                            BOARD OF DIRECTORS                          MEMBER INTEREST         INTERESTS
Norman A. Marcus, M.D., Chairman & CEO...........................              1                     .5%
A. Roger Wiederhorn, M.D., President.............................              1                     .5
Donald Colvin, M.D., Vice President..............................              1                     .5
Samuel Shor, M.D., Vice President, Primary Care..................              1                     .5
Robert Pinnar, M.D., Secretary...................................              1                     .5
Ronald Bortnick, M.D., Treasurer.................................              1                     .5
Robert Enelow, M.D...............................................              1                     .5
Grace Keenan, M.D................................................              1                     .5
Beal Lowen, M.D..................................................              1                     .5
Barry Rothman, M.D...............................................              1                     .5
George Semchyshyn, M.D...........................................              1                     .5
All Directors and Executive Officers as a Group (11 Persons).....             11                    5.5%

     The executive officers and directors of Medtrust do not individually own any membership interests, although each such individual is employed by a medical practice which owns one membership interest. Each Member is afforded that number of votes equal to the approved credentialled physicians employed by such Member. The Members with which the officers and directors are affiliated have an aggregate of 39 votes out of a total of 449 votes, representing 8.7% of the votes entitled to be cast on the Record Date.
                             MANAGEMENT OF MEDTRUST
DIRECTORS AND EXECUTIVE OFFICERS
     The directors and executive officers of Medtrust are as follows:

                         NAME                                           POSITION WITH MEDTRUST                       TERM
Norman A. Marcus, M.D.................................  Chairman & CEO and Director                                 5yrs.
A. Roger Wiederhorn, M.D..............................  President and Director                                      5yrs.
Donald Colvin, M.D....................................  Vice President and Director                                 4yrs.
Samuel Shor, M.D......................................  Vice President, Primary Care and Director                   3yrs.
Robert Pinnar, M.D....................................  Secretary and Director                                      4yrs.
Ronald Bortnick, M.D..................................  Treasurer and Director                                      3yrs.
Robert Enelow, M.D....................................  Director                                                    3yrs.
Grace Keenan, M.D.....................................  Director                                                    3yrs.
Beal Lowen, M.D.......................................  Director                                                    3yrs.
Barry Rothman, M.D....................................  Director                                                    3yrs.
George Semchyshyn, M.D................................  Director                                                    3yrs.

     The officers are chosen annually by the Board of Directors and hold their respective offices until they resign or are removed or are otherwise disqualified or their successor is elected and qualified.
           COMPARATIVE RIGHTS OF MEMBERS OF MEDTRUST AND THE HOLDERS
                            OF CLASS B COMMON STOCK
     The rights of members of Medtrust currently are governed by the Virginia Nonstock Corporations Act ("VNCA"), Medtrust's Articles of Incorporation, and the Medtrust Bylaws. Upon consummation of the Merger, Medtrust Members will become stockholders of Doctors Health, which is a Maryland corporation. Their rights as stockholders of Doctors Health will be governed by the Maryland General Corporation Law ("MGCL"), Doctors Health's Articles of Incorporation, and Doctors Health's Bylaws. The following is a summary comparison of the material differences in the rights of Members of Medtrust
                                      S-17
and of holders of Doctors Health Class B Common Stock under governing provisions of their constituent documents and the VNCA and the MGCL. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the VNCA, the MGCL, and the constituent documents of Medtrust and Doctors Health.
CAPITAL AND CORPORATE STRUCTURE
     MEDTRUST. Medtrust is a nonstock corporation and as such has no authorized capital stock. Its Bylaws provide for the following four classes of voting members: (1) Class A, Surgical Specialists; (2) Class B, Medical Specialists;
(3) Class C, Primary Care Physicians; and (4) Class D, Hospital Based Physicians. Eligibility for membership in any class is determined by the Credentialling Committee (a committee of the Board) in accordance with the applicant's primary area of specialty or location of practice. Election of members of a particular class is made from time to time by the Board upon recommendation of the Credentialling Committee. Members of each class are entitled to such rights to use the facilities and property of Medtrust and such other rights as shall be established from time to time by resolution of the Board.
     Medtrust Members do not have many of the rights commonly associated with security ownership. For example, Members have no rights to receive dividends or liquidation distributions. Membership interests are non-transferable and cease to exist upon the death or liquidation of the member. The Medtrust Bylaws and the VNCA expressly state that Members have no property interests in their membership or in any of their rights of membership.
     DOCTORS HEALTH. Doctors Health's authorized capital stock and the relative rights of the various classes of stock are set forth under "Description of Capital Stock" in the Prospectus.
VOTING RIGHTS
     MEDTRUST. Pursuant to Medtrust's Bylaws, Members may vote on matters presented to the membership by casting that number of votes equal to the number of Approved Physicians who are employed by the Member. An "Approved Physician" is a physician who has been authorized by the Credentialling Committee to perform services under the Member's provider contract with Medtrust. Unless otherwise provided by resolution of the Board of Directors, Medtrust Members do not vote separately by class. Fifty percent (50%) of the voting power of the corporation is required to be represented at a membership meeting either in person or by proxy in order to constitute a quorum. The Medtrust Bylaws provide that no cumulative voting is permitted with respect to the election of directors and the articles of incorporation do not provide for cumulative voting. The VNCA states that there is no cumulative voting for the election of directors unless the articles of incorporation so provide.
     In general, Members may vote in person or by proxy. However, the Bylaws provide that, unless the proxy refers to the general nature of the matter upon which the vote will be cast, votes may not be made by proxy with respect to the following issues: (i) the removal of a director or directors without cause; (ii) filling of vacancies on the Board of Directors not otherwise filled by the Board, (iii) approval of transactions involving a director having a material financial interest; (iv) amendment of the Articles of Incorporation or Bylaws repealing, restricting, creating or expanding proxy rights; (v) amendment of the Articles of Incorporation; (vi) sale, lease, conveyance, exchange, transfer or other disposal of all or substantially all of the corporation's assets when such transaction is not in the usual and regular course of business, (vii) approval of merger terms; (viii) amendment of agreement of merger; and (ix) election to dissolve the corporation.
     Pursuant to the VNCA, Medtrust members must approve a plan of merger after recommendation of approval by the Board of Directors. A plan of merger must be approved by each voting group entitled to vote on the plan by more than two-thirds of all the votes cast on the plan by that voting group at a meeting at which a quorum of the voting group exists. A sale of all or substantially all of the corporation's assets other than in the regular course of business also must be approved by more than two-thirds of all the votes cast on the transaction at a meeting at which a quorum exists. The VNCA provides that members must approve amendments to the company's articles of incorporation by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes cast on the amendment by that voting group at a meeting at which a quorum of the voting group exists. The VNCA does not require the members of a surviving corporation to vote on a merger if (i) the merger agreement does not amend the existing articles of incorporation such that the amendment would otherwise require shareholder approval; and (ii) each member of the surviving corporation will retain the identical designation, preferences, limitations, and relative rights, immediately after the effective date of the merger as held before.
     DOCTORS HEALTH. In general, under the Doctors Health Articles of Incorporation, each holder of Class B Common Stock is entitled to cast, in person or by proxy, one vote for each share of Class B Common Stock held of record by such holder on all matters to be voted on by stockholders. The holders of Class B Common Stock generally vote together with holders of all
                                      S-18
other classes and series of stock of Doctors Health and not as a separate class or series, except where specifically provided. The Doctors Health Bylaws provide that a quorum at a stockholders' meeting consisting of the presence in person or by proxy of stockholders entitled to cast two thirds of the votes thereat. Two-thirds of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter, other than the election of directors, which may properly come before the meeting, including the approval of a plan of merger or the sale of all or substantially all of the assets of the corporation.
     With respect to the election of directors, the holders of Class B Common Stock, voting as a single class, are entitled to elect eight directors to the Board ("Class B Common Director") The affirmative vote of a majority of the shares of Class B Common Stock represented in person or by proxy at a meeting at which a quorum of Class B Common Stock is present shall be sufficient to approve any matter with respect to which said holders are entitled to vote; provided, however, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class B Common Director. Each share of Class B Common Stock may be voted for as many individuals as there are Class B Common Directors to be elected. The holders of Class B Common Stock, at any annual meeting or upon a call of a special meeting of holders of Class B Common Stock by holders of not less than 25% of the shares of Class B Common Stock then outstanding, may remove any Class B Common Director at any time and from time to time with or without cause, voting as a single class, by the affirmative vote of a majority of all of the votes entitled to be cast for the election of a Class B Common Director, and may elect a successor to fill any resulting vacancies for the remainder of the term of such director. If any Class B Common Director shall cease to be a director for any reason (including death, resignation, removal or any other cause), the vacancy shall be filled by a vote of the remaining Class B Common Directors (unless, with respect to removal, the holders of Class B Common Stock have elected a successor Class B Common Director pursuant to the removal process provisions). If there are no such remaining directors, then upon a call of a special meeting of holders of Class B Common Stock, by any such holder, the vacancy shall be filled by the vote of the holders of Class B Common Stock, voting as a single class.
     The MGCL does not require a stockholder vote of the surviving corporation in a merger if the merger does not amend the surviving corporation's Articles of Incorporation or change its outstanding stock and the number of shares to be issued by the surviving corporation in the merger does not exceed 15% of the shares outstanding immediately before the merger becomes effective.
     The Articles of Incorporation of Doctors Health provide that, subject to certain rights of preferred stockholders, the corporation reserves the right to make, from time to time, any amendments to the Articles of Incorporation, including any amendments which alter the contract rights of any holder of a class of outstanding stock as expressly set forth in the charter.
DISSENTER'S RIGHTS
     MEDTRUST. Under the VNCA, a Member who dissents from the corporation taking certain actions such as a merger or a consolidation which are subsequently approved and consummated does not have any rights to receive consideration other than what such Member would receive pursuant to the transaction.
     DOCTORS HEALTH. Pursuant to the MGCL, a stockholder who dissents from certain reorganizational transactions may, under varying circumstances, receive cash in the amount of the fair value of his or her shares (as may be ultimately determined by a court) in lieu of the consideration he or she would otherwise receive in any such transaction. However, the MGCL also provides that a stockholder does not have appraisal rights in a merger or consolidation if such stockholder's stock is listed on a national exchange or is designated as a security listed on the The Nasdaq National Market or if such stockholder's stock is that of the surviving corporation in the merger and the merger does not alter or change such stock.
DIRECTORS
     MEDTRUST. Medtrust's Bylaws presently provide that the Board of Directors shall consist of that number of directors fixed by resolution of the Board between five and 22 in number. The initial directors presently serving have terms scheduled to end in 1997, 1998 and 1999. Upon the expiration of these initial terms, the directors elected to fill the vacancies would all have three year terms resulting in staggered terms. The Board of Directors of Medtrust generally has all of the corporate power of the corporation and has the authority to control all of its business and affairs, including the right to levy dues and assessments and appoint officers and agents. By resolution, the Board may delegate power and responsibility to committees, officers and agents. To qualify to serve as a director of Medtrust an individual must be an Approved Physician and must be employed by a Member of Medtrust. No physician who is employed by a Class D member is eligible to serve as a director unless he or she has been previously authorized by resolution of the Board of Directors. So long as there are at least 100 physicians who are
                                      S-19
employed by Class C members, no more than 50% of the directors on the board may be physicians employed by Class A or B members.
     DOCTORS HEALTH. The Articles of Incorporation of Doctors Health provide that, until the 1998 annual stockholders meeting, there shall be 18 directors of which five directors shall be directors elected by Class A stockholders, eight shall be elected by Class B stockholders, two shall be elected by Series A Preferred Stockholders, two shall be elected by Series B Preferred Stockholders and one shall be elected by Series C Preferred stockholders. The number of directors will increase to 19 after the 1998 annual Stockholders meeting at which time the Series C Preferred Stockholder shall have the right to elect two directors. The number of directors comprising the Board of Directors and the number of directors to be elected by each class of stock may not be changed except by an amendment to the Articles of Incorporation approved by the vote of stockholders entitled to vote at least two-thirds of the shares of each class of the capital stock that is to be affected by the amendment.
STOCKHOLDER POWER TO CALL A SPECIAL MEETING
     MEDTRUST. Pursuant to the Medtrust Bylaws, special meetings of the membership may be called by the Chairman of the Board, the President, the Board of Directors, or by one or more members constituting five percent (5%) or more of the voting power of the corporation.
     DOCTORS HEALTH. Under the MGCL and the Doctors Health Bylaws, the Board of Directors, the Chairman of the Board, the president or the holders entitled to cast at least two-thirds of all of the votes entitled to be cast at the meeting may call a special meeting of the stockholders.
NOTICE OF MEETINGS
     MEDTRUST. Under the VNCA and the Medtrust Bylaws, members are to be given written notice of the date, time and place of each annual and special members meeting. Such notice shall be given no less than 10 nor more than 60 days before the date of the meeting. In the case of a special meeting called for the purpose of acting on an amendment to the Articles of Incorporation, a plan of merger, or a proposed sale of all or substantially all of the assets of the corporation, the VNCA requires that notice be given not less than 25 nor more than 60 days before the date of the meeting.
     DOCTORS HEALTH. Pursuant to the Bylaws of Doctors Health, notice of the time, date and place of each annual or special meeting shall be given at least 10 but not more than 90 days prior to the date of the meeting.
INSPECTION OF STOCKHOLDER OR MEMBER LISTS
     MEDTRUST. Under the VNCA, Medtrust members may inspect a list of Medtrust members during the ten days prior to a membership meeting during regular business hours. Such list shall also be produced and kept open at the time and place of the meeting.
     DOCTORS HEALTH. Under the MGCL, holders of common stock only may inspect stockholder lists if such stockholder has been a stockholder of record for at least six months and owns 5% of the outstanding stock of the corporation, provided that the appropriate request is made.
INDEMNIFICATION
     MEDTRUST. Under the VNCA, a corporation may indemnify a director against liability if the director (1) conducted himself in good faith, (2) believed that his official conduct was in the best interests of the corporation and all other non-official conduct was not opposed to the corporation's best interests, and
(3) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding in which the director is adjudged liable on the basis that he received an improper personal benefit. A director also cannot be indemnified in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation. However, in such a proceeding the liability of the director is limited to reasonable expenses incurred in connection with the proceeding. To the fullest extent permitted by the VNCA, the Medtrust Articles of Incorporation provide that the corporation shall indemnify all directors and officers of Medtrust.
     DOCTORS HEALTH. Under the MGCL, a corporation may indemnify any director, officer, or agent made a party to any proceeding by reason of service in that capacity unless: (i) the act or omission of the director, officer or agent was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director, officer, or agent actually received an improper personal benefit; and (iii) in a criminal proceeding, the
                                      S-20
director, officer, or agent had reasonable cause to believe that the act or omission was unlawful. However, in a proceeding by or in the right of the corporation, indemnification may not be made in respect of a proceeding in which the director, officer, employee or agent shall have been adjudged to be liable to the corporation. Doctors Health's Articles of Incorporation indemnify former and current directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted under the MGCL. The Articles of Incorporation further provide that the Board of Directors may approve indemnification by the corporation for officers, employees, agents and persons who serve and have served, at the request of Doctors Health, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise as may be determined by the Board.
BUSINESS COMBINATION AND AFFILIATION STATUTES
     MEDTRUST. The VNCA has no provisions relating to "affiliated transactions." DOCTORS HEALTH. The MGCL imposes conditions and restrictions on certain
"business combinations" (including among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer of issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "Interested Stockholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After such five-year period, a business combination with an Interested Stockholder must be: (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and
(ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a "fair price" (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. Under its Articles of Incorporation and in accordance with the MGCL, Doctors Health elected not to be governed by the MGCL's limitations and restrictions on "business combinations."
CONTROL SHARE ACQUISITION STATUTES
     MEDTRUST. There are no provisions under the VNCA governing control share acquisitions.
     DOCTORS HEALTH. Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special stockholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's Articles of Incorporation or by-laws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or Bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may demand a stockholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting stockholders may have their shares appraised and repurchased by the corporation for cash. Under its Articles of Incorporation and in accordance with the MGCL, Doctors Health elected not to be governed by the control share acquisition statute.
                         RESALE OF CLASS B COMMON STOCK
     The shares of Class B Common Stock of Doctors Health offered by this Proxy Statement/Prospectus Supplement have been registered under the Securities Act, allowing Members of Medtrust who are not "affiliates" of Doctors Health or Medtrust (as defined under the Securities Act, but generally including directors, certain executive officers, and 10% or more stockholders of Doctors Health or Medtrust) to trade them freely and without restriction under the Securities Act except as limited by certain contractual restrictions set forth in the Stockholders Agreement or otherwise. Each Member of Medtrust who may be deemed an "affiliate" of Doctors Health will be subject to certain limitations imposed by the Securities Act, and the rules, regulations and releases promulgated thereunder, with respect to the sale or other disposition of the shares of Class B Common Stock to be received by the "affiliate" pursuant to the Merger. This Proxy Statement/Prospectus does not cover any resales of Class B Common Stock received by affiliates of Medtrust.
                                      S-21

     In addition to restrictions on resale that may be imposed on "affiliates" under the Securities Act, the shares of Class B Common Stock of Doctors Health received by the Members of Medtrust (whether or not they are deemed to be "affiliates") pursuant to the Merger are and will be subject to the terms of Doctors Health's Stockholders Agreement (a copy of which is attached hereto as Annex B) which provides significant contractual restrictions on the resale of such Common Stock until an initial public offering for cash of the Common Stock of Doctors Health or other event constituting a "change in control" of Doctors Health. The Stockholders Agreement provides that the signatories may sell and transfer the stock of the Company held by them only pursuant to such agreement. The Stockholders Agreement contemplates that Doctors Health may redeem shares of the Class B Common Stock upon an "Involuntary Transfer" resulting generally from the insolvency of a stockholder or upon divorce of an individual stockholder. "Voluntary Transfers" are permitted only after a stockholder offers its stock, upon the same terms and conditions contained in the offer it wishes to accept, to all other stockholders on the terms set forth in the Stockholders Agreement. Individual stockholders may in certain circumstances make estate planning transfers for the benefit of themselves or family members on certain conditions.
     Under the Stockholders Agreement, in the event of an "Involuntary Transfer" or the death or disability of a Management Stockholder, the purchaser of the stock and the transferring stockholder may agree on the purchase price of the stock to be sold in such event. If the parties cannot agree on a price, the price shall be the fair market value of the stock, as determined by a jointly selected appraiser, as of the last day of the calendar month immediately preceding the event giving rise to the purchase of the stock, in accordance with the procedures set forth in the Stockholders Agreement. In the event of a "Voluntary Transfer", the purchase price to be paid by the other stockholders or Doctors Health, if they exercise their options to purchase the stock, will be the price at which the stockholder proposes to transfer his stock to the proposed third party transferee.
                                 LEGAL MATTERS
     The validity of the Securities offered hereby have been passed upon for the Company by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.
                                      S-22

                                                                         ANNEX A
                          PLAN AND AGREEMENT OF MERGER
                                     among
                         MEDTRUST MEDICAL GROUP, INC.,
                        a Virginia nonstock corporation,
                          DOCTORS HEALTH SYSTEM, INC.,
                            a Maryland corporation,
                                      and
                        DOCTORS HEALTH OF VIRGINIA, INC.
                             a Virginia corporation
                         Dated as of November 15, 1996

                          PLAN AND AGREEMENT OF MERGER
     This PLAN AND AGREEMENT OF MERGER (this "Agreement") is made as of November 15, 1996 by and among MEDTRUST MEDICAL GROUP, INC., a Virginia nonstock corporation ("Medtrust"), DOCTORS HEALTH SYSTEM, INC., a Maryland corporation ("DHS"), and DOCTORS HEALTH OF VIRGINIA, INC., a Virginia corporation wholly-owned by DHS ("Sub").
                                    RECITALS
     A. Sub is a corporation duly organized and existing under the laws of the Commonwealth of Virginia, having been incorporated on November 15, 1996 for the purpose of effecting this transaction and having engaged in no other business prior to the date hereof.
     B. Medtrust is a nonstock corporation duly organized and existing under the laws of the Commonwealth of Virginia, having been incorporated on May 3, 1994.
     C. DHS is a corporation duly organized and existing under the laws of the State of Maryland, having been incorporated on June 10, 1994.
     D. The respective Boards of Directors of DHS, Sub and Medtrust have approved the business combination of Sub and Medtrust.
     E. The respective Boards of Directors of DHS, Sub, and Medtrust, have approved this Agreement and deem it advisable and in the best interests of their respective corporations, and shareholders and Members (as hereinafter defined) that Medtrust merge with and into Sub (the "Merger"), subject to the approval and adoption of this Agreement by the Members of Medtrust, pursuant to the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE 1
                                THE TRANSACTION
     SECTION 1.1. MERGER. Upon the approval and adoption of this Agreement by the Members of Medtrust (the "Members") in accordance with the laws of the Commonwealth of Virginia, and the satisfaction or waiver of the conditions set forth herein to the obligations of the parties hereto, articles of merger substantially in the forms of Exhibit A hereto, shall be filed with the State Corporation Commission of the Commonwealth of Virginia in accordance with the laws of the Commonwealth of Virginia. Effective on the date and at the time on which a certificate of merger containing the provisions required by, and executed in accordance with, Article 12 of the Virginia Stock Corporation Act and Article 11 of the Virginia Nonstock Corporation Act (the "Certificate of Merger") shall have been issued by the Virginia State Corporation Commission (or such later date and time as may be specified in such Certificate of Merger) (the "Effective Time"), Medtrust shall merge with and into Sub which, as the surviving corporation, shall continue its corporate existence under the laws of the Commonwealth of Virginia under the name of Doctors Health of Virginia, Inc.
     SECTION 1.2. THE CLOSING. The Merger and the other transactions contemplated by this Agreement shall be effected at a closing (the "Closing") at the offices of Kaufman & Canoles, One Commercial Place, Norfolk, Virginia 23514, or such other place as the parties shall mutually agree, at 11:00 a.m. local time on a mutually agreeable date (the "Closing Date") which is no later than five (5) days following the satisfaction of the conditions set forth in Articles 8, 9 and 10 hereof. The Effective Time shall occur on the Closing Date. In no event shall the Closing Date occur later than January 31, 1997 (the "Termination Date") without the mutual consent of the parties.
     SECTION 1.3. EMPLOYMENT OF DRS. WIEDERHORN AND MARCUS. At Closing, DHS shall execute and deliver those certain employment agreements attached hereto as Exhibits B and C, respectively, under which DHS will employ Dr. Norman Marcus and Dr. Roger Wiederhorn on a part-time basis to assist DHS with further network development.
     SECTION 1.4. COMPENSATION TO NEGOTIATING TEAM. At Closing, DHS shall pay and/or deliver to the individuals listed on Exhibit D (the "Negotiating Team") an aggregate consideration of 6,000 shares of DHS Common Stock and $30,000 in cash to be distributed ratably to the Negotiating Team Members in consideration of their service in conducting the extended negotiations leading to the consummation and implementation of this Agreement.

                                   ARTICLE 2
                      ARTICLES OF INCORPORATION, BY-LAWS,
                             SHAREHOLDER AGREEMENTS
     SECTION 2.1. ARTICLES OF INCORPORATION. The articles of incorporation of Sub in effect at the Effective Time shall be as set forth on Exhibit E attached hereto.
     SECTION 2.2. BY-LAWS. The by-laws of Sub in effect at the Effective Time shall be as set forth on Exhibit F which by-laws shall constitute a shareholder agreement pursuant to Section 13.1-671.1 of the Code of Virginia (1950, as amended).
     SECTION 2.3. DIRECTORS AND OFFICERS. At and with effect from the Effective Time, the directors of the Surviving Corporation shall be as set forth on
Schedule 2.3 hereto who shall hold office until their successors are elected and qualify. At and with effect from the Effective Time, the officers of the Surviving Corporation shall be as set forth on Schedule 2.3 hereto who shall hold office until their successors are elected and qualify.
                                   ARTICLE 3
                       CONVERSION OF MEMBERSHIP INTERESTS
     SECTION 3.1. CONVERSION OF MEMBERSHIP INTERESTS. The manner and basis of converting the membership interests of Medtrust shall be as follows:
          (a) Subject to the provisions of paragraphs (c) and (d) below, the Members of Medtrust shall receive in the aggregate 24,000 shares (the "Share Consideration") of DHS Class B common stock, no par value per share (the "DHS Common Stock") plus an aggregate amount of cash equal to $120,000 plus the amount of cash or cash equivalents held by Medtrust as of the date hereof (the "Cash Consideration").
          (b) Subject to the provisions of paragraphs (c) and (d) below, each membership interest of the Members of Medtrust outstanding immediately prior to the Effective Time will be converted into and represent the right to receive the number of shares of DHS Common Stock and that amount of cash determined by multiplying each of the Share Consideration and the Cash Consideration by a fraction, the numerator of which is the aggregate Initial Membership Fee paid by the respective Member for its Approved Physicians (as defined in the Bylaws of Medtrust) and the denominator of which is the aggregate Initial Membership Fees paid by all Members then holding membership interests in Medtrust on behalf of their Approved Physicians (the "Merger Consideration"). For purposes hereof, Initial Membership Fee shall include only the initial membership fees paid by a Member and shall expressly exclude any ongoing dues or assessments paid by a Member in support of the operational expenses of Medtrust.
          (c) In the event that DHS changes the number of shares of DHS Common Stock issued and outstanding after the date hereof and prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or other similar transaction, the Share Consideration shall be proportionately adjusted.
          (d) No certificates for fractions of shares of DHS Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issuable and any such fractional share which would otherwise be issued shall be rounded to the next highest whole share.
          (e) At the Closing, DHS shall deliver to counsel for Medtrust the original of all certificates of DHS Common Stock to be issued as part of the Share Consideration together with the Cash Consideration in immediately available funds. Such certificates shall then be forwarded by regular mail with appropriate checks for the Cash Consideration to the address of record of each Member.
          (f) At any time prior to the mailing of the notice of the Special Meeting, the Board of Directors may revise the method of allocation of the Share Consideration and Cash Consideration among the Members, make appropriate revisions to the Plan of Merger and submit such revised plan to the Members for their approval. The provisions of Section 3.1(b) regarding allocation shall be amended to incorporate such revised allocations.
                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF MEDTRUST
     Medtrust hereby represents and warrants to DHS and Sub that as of the date of this Agreement:
     SECTION 4.1. ORGANIZATION; AUTHORITY. Medtrust is a nonstock corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia. Medtrust has all necessary corporate power and authority to own or to lease, and to operate, its properties and assets and to carry on its business as it is now being conducted.

     SECTION 4.2. MEMBERSHIP OF MEDTRUST. Medtrust has four classes of Members as provided in the articles of incorporation. A true and complete copy of the Membership roster as of the date hereof is attached hereto as Schedule 4.2. In accordance with Section 13.1-837 of the Virginia Code, membership interests are non-transferable.
     SECTION 4.3. CHARTER DOCUMENTS. A true and complete copy of the articles of incorporation and by-laws of Medtrust are attached hereto as Exhibit G.
     SECTION 4.4. BINDING OBLIGATION; CONSENTS; LITIGATION. The execution and delivery of this Agreement by Medtrust does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the articles of incorporation or by-laws of Medtrust or (ii) any provision of, or result in a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Medtrust is a party, or to which Medtrust is, or the assets, properties or business of Medtrust are, subject, which would have a material adverse effect on Medtrust or any of its assets except as set forth on Schedule
4.4. The Board of Directors of Medtrust has approved this Agreement, has authorized the execution and delivery hereof and has directed that this Agreement be submitted to the Members of Medtrust for adoption at a special meeting of such Members following the satisfaction of the condition described in
Section 10.5 hereof (the "Special Meeting"). Medtrust has full power, authority and legal right to enter into this Agreement and, upon appropriate vote of its Members in accordance with law, to consummate the transactions contemplated hereby. Except for the approval of its Members, Medtrust has taken all action required by law, its articles of incorporation, its by-laws or otherwise to authorize and to approve the execution and delivery of this Agreement and the documents, agreements and certificates executed and delivered by Medtrust in connection herewith and the consummation by Medtrust of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Medtrust and constitutes a valid and legally binding obligation of Medtrust, enforceable against Medtrust in accordance with its terms. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained by Medtrust in order to authorize the execution and delivery by Medtrust of this Agreement or the consummation by Medtrust of the Merger other than the filings with the State Corporation Commission contemplated by this Agreement.
     SECTION 4.5. FINANCIAL STATEMENTS. Medtrust has furnished to DHS copies of the financial statements compiled by its accountant for 1994 and 1995 (the "Medtrust Financial Statements"). The Medtrust Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, reflect and provide adequate reserves in respect of all known liabilities of Medtrust in accordance with GAAP, including all known contingent liabilities required to be included therein, and present fairly the financial condition of Medtrust as of the indicated dates and the results of operations of Medtrust for the indicated periods.
     SECTION 4.6. MATERIAL CONTRACTS AND AGREEMENTS. All material contracts of Medtrust now in effect to which Medtrust is a party or by which it or its properties or assets may be bound or affected are listed on Schedule 4.6. A true and complete copy of each such material contract has been heretofore delivered to DHS (the "Material Contracts"). No default, alleged default or anticipatory breach exists on the part of Medtrust or, to the best knowledge of Medtrust, on the part of any other party, under any Material Contract, and there are no material agreements of the parties relating to any Material Contract that have not been disclosed to DHS. Subject to receipt of the consents set forth on
Schedule 4.6, the consummation of the Merger will not give rise to a default under any such Material Contract.
     SECTION 4.7. TAX MATTERS.
          (a) Medtrust has filed all tax returns required to be filed by it under the laws of the United States of America, the jurisdiction of its incorporation, and each state or other jurisdiction in which it conducts business activities and is required to file. Medtrust has paid or set up an adequate reserve in respect of all taxes for the periods covered by such returns. Medtrust does not have any tax liability for which no tax reserve has been made in respect of any jurisdiction in which Medtrust has business activities and is required to file.
          (b) There are no tax liens, whether imposed by any federal, state or local taxing authority, outstanding against any of the assets, properties or business of Medtrust.
          (c) All taxes and assessments that Medtrust is required to withhold or to collect have been duly withheld or collected and all withholdings and collections have either been duly and timely paid over to the appropriate governmental authority or are, together with the payments due or to become due in connection therewith, duly reflected on the Medtrust Financial Statements in accordance with GAAP.

          (d) Except as set forth in Schedule 4.7, no Medtrust tax returns for tax years that are open under any applicable statute of limitations have been examined by the Internal Revenue Service or other tax authorities, and no deficiencies (including any penalties or interest) have been asserted or assessments made as a result of examinations. There are no waivers, agreements or other arrangements providing for extension of time with respect to the assessment or collection of any unpaid tax, interest, or penalties relating to Medtrust. No issues have been raised by (or are currently pending before) the Internal Revenue Service or any other taxing authority in connection with any of Medtrust's tax returns which could reasonably be expected to have a material adverse effect on the financial condition of Medtrust if decided adversely to Medtrust, nor are there any such issues which have not been so raised but if so raised by the Internal Revenue Service or any other taxing authority in connection with any of the Medtrust tax returns could, in the aggregate, reasonably be expected to have such material adverse effect.
     SECTION 4.8. ABSENCE OF UNDISCLOSED LIABILITIES. Medtrust does not have any material indebtedness, liability or obligation of any character whatsoever, whether or not accrued and whether or not fixed or contingent, other than (i) liabilities reflected in the Medtrust Financial Statements, (ii) liabilities incurred in the ordinary course of business (or pursuant to the liquidation) of Medtrust since the date of the Medtrust Financial Statements, (iii) indebtedness, liabilities and obligations listed on Schedule 4.8 hereto, and
(iv) liabilities incurred in connection with the performance of this Agreement.
     SECTION 4.9. INSURANCE. All significant policies of insurance, together with the premiums currently paid thereon, providing for business interruption, personal, employee, product or public liability coverage with respect to the business of Medtrust are described on Schedule 4.9. The copies of such policies which have previously been delivered to DHS are complete and correct. All such policies will be outstanding and in full force and effect on the Closing Date and thereafter in accordance with their terms. There are no claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance, and, so far as is known to Medtrust or any of its officers, no basis for any such claim, action, suit or proceeding exists. There are no notices of any pending or threatened terminations with respect to any of such policies and Medtrust is in compliance with all conditions contained therein.
     SECTION 4.10. FINDERS OR BROKERS. Medtrust has not utilized the services of any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.
     SECTION 4.11. EMPLOYEE BENEFITS. Except for those plans set forth in
Schedule 4.11, Medtrust currently does not have, or has never had, an employee benefit plan, including, without limitation, any plan, agreement or arrangement relating to deferred compensation, pension, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plan, stock appreciation rights, bonus, severance arrangement, health and welfare benefits, insurance benefits or any other employee benefits or fringe benefit plan. Medtrust does not participate in, or contribute to, nor has Medtrust ever participated in or contributed to, any multi-employer plan within the meaning of ERISA Section 4001(a)(3), nor does or will Medtrust have, now or in the future, any multi-employer plan withdrawal liability under Subtitle E of Part IV of ERISA.
     SECTION 4.12. EMPLOYMENT MATTERS. Except as set out in Schedule 4.12, there are no oral or written employment contracts or pension, bonus, profit sharing, stock option, life, health, retirement, welfare, or other agreements or arrangements providing for employee remuneration or benefits to which Medtrust is a party or by which it is bound. To the knowledge of Medtrust, no person (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding, against Medtrust arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, The Fair Labor Standards Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended), which, if upheld, would have an adverse effect on Medtrust or its condition, financial or otherwise. To the knowledge of Medtrust, there is no pending or threatened federal or state equal employment opportunity enforcement action or labor dispute, strike or work stoppage affecting Medtrust. Medtrust does not have any collective bargaining or similar agreements, nor does it have any obligation to bargain with any labor organization as the representative of Medtrust's employees, and there is neither pending, nor to Medtrust's knowledge threatened, any labor dispute, strike or work stoppage which affects or which may affect Medtrust or which may interfere with the continued operation of Medtrust. No present or former employee of Medtrust has any claim against Medtrust for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages, salary or other compensation or benefits for any period other than the current payroll period,
(iii) except as set forth in Medtrust's Financial Statements, vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

     SECTION 4.13. COMPLIANCE WITH LAWS. Medtrust is not in violation of any order, writ, decree or judgment of any court, arbitrator, or governmental or regulatory body which violation would (i) affect the legality, validity or enforceability of this Agreement or the transactions contemplated hereby, (ii) have a material adverse effect on Medtrust's assets, or (iii) impair Medtrust's obligations to perform fully on a timely basis any material obligations of Medtrust under this Agreement.
     SECTION 4.14. LITIGATION.
          (a) Except as set forth on Schedule 4.14, there is no (i) action, suit, claim, proceeding or investigation pending or, to the knowledge of Medtrust or any officer of Medtrust, threatened against or affecting Medtrust or its assets, employees or properties, at law or in equity, or before or by any court or governmental authority, (ii) arbitration proceeding relating to Medtrust or its assets, employees or properties or
     (iii) governmental inquiry pending or, to the knowledge of Medtrust or any officer of Medtrust, threatened relating to or involving Medtrust, its assets or properties or the business of Medtrust or the transactions contemplated by this Agreement (including inquiries as to the qualification of Medtrust to hold or receive any permit) and Medtrust does not know of any basis for any of the foregoing. There are no pending actions, suits, claims or proceedings brought by Medtrust against others.
          (b) Medtrust has not received any written opinion, memorandum, legal advice or notice from legal counsel to the effect that they are exposed, from a legal standpoint, to any liability or disadvantage which may be material to their respective businesses and which would continue past the Effective Time. Medtrust is not in default with respect to any order, writ, injunction or decree known to or served upon Medtrust of any court or of any governmental authority.
          (c) Medtrust knows of no pending or threatened action, suit, proceeding, investigation, order or injunction before or by any court or governmental body that seeks to restrain or to prevent the consummation of the Merger or the other transactions contemplated by this Agreement.
                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF DHS AND SUB
     DHS and Sub jointly and severally represent and warrant to Medtrust that as of the date of this Agreement:
     SECTION 5.1. ORGANIZATION; AUTHORITY; SUB STATUS. Each of DHS and Sub is a corporation duly organized and existing in good standing under the laws of Maryland and Virginia, respectively, and DHS is duly authorized to conduct business and is in good standing under the laws of the Commonwealth of Virginia. Each of DHS and Sub has all necessary power and authority to own or to lease, and to operate, its properties and assets and to carry on its business as it is now being conducted. Sub is recently incorporated for the purpose of effecting this transaction and has not engaged in any business other than the transactions contemplated by this Agreement.
     SECTION 5.2. CAPITALIZATION OF DHS AND SUB. The authorized capital stock of DHS and Sub is as set forth on Schedule 5.2 hereto which also sets forth the number of shares of each class of capital stock to be outstanding at the Effective Time. At the Effective Time, all such outstanding shares of capital stock of DHS and Sub will have been duly authorized and validly issued and will be fully paid and nonassessable. No shares of the capital stock of DHS and Sub are held in treasury. Except as set forth on Schedule 5.2, at the Effective Time, there will be no options, warrants, rights, calls, commitments or agreements of any character obligating DHS or Sub to issue any shares of capital stock or any security representing the right to purchase or otherwise receive any such shares. Except for restrictions on transfer arising under applicable federal and state securities laws, there are no existing restrictions imposed by DHS or Sub or by their respective affiliates on the transfer of any outstanding shares of capital stock of DHS and Sub and there are no registration covenants with respect thereto. At the Effective Time, none of the outstanding shares of DHS or Sub will have been issued in violation of the preemptive rights of any present or former Member. The DHS Common Stock to be issued in connection with the Merger Consideration and under Section 1.4 will not be subject to any restrictions on transfer other than those arising under applicable federal and state securities laws and the restrictions on transfer set forth in the Amended and Restated Stockholders Agreement dated September 4, 1996. Notwithstanding the foregoing, each of the Members shall be permitted to transfer their DHS Common Stock to their respective shareholders and partners without restriction but subject to the Stockholders Agreement with respect to any subsequent transfer.
     SECTION 5.3. CHARTER DOCUMENTS. A true and complete copy of the articles and certificates of incorporation, as the case may be, and by-laws of DHS and Sub are attached hereto as Exhibit H.
     SECTION 5.4. BINDING OBLIGATION; CONSENTS; LITIGATION. The execution and delivery of this Agreement by DHS and Sub do not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the articles or

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certificate of incorporation, as the case may be, or by-laws of DHS or Sub or
(ii) any provision of, or result in a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which DHS or Sub is a party, or to which DHS or Sub is, or the assets, properties or business of DHS or Sub are, subject, which would have a material adverse effect on DHS or any of their assets. The respective Boards of Directors of DHS and Sub have approved this Agreement and authorized the execution and delivery hereof. Each of DHS and Sub has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. Each of DHS and Sub has taken all action required by law, its articles of incorporation or certificate of incorporation, as the case may be, its by-laws or otherwise to authorize and to approve the execution and delivery of this Agreement and the documents, agreements and certificates executed and delivered by it in connection herewith and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of DHS and Sub and constitutes a valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms. Except as set forth in
Section 10.5, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained by DHS in order to authorize the execution and delivery by DHS of this Agreement or the consummation of the Merger.
     SECTION 5.5. FINANCIAL STATEMENTS. DHS has furnished to Medtrust complete copies of the audited financial statements of DHS for the period ended June 30, 1995 and June 30, 1996 (the "DHS Financial Statements"), including in each case, a balance sheet, the related statements of income and of changes in financial position for the periods then ended, the accompanying notes, and the unaudited financial statements of DHS for the period ended September 30, 1996, including a balance sheet and the related statements of income and of changes in financial position for the period then ended (the balance sheet therein and the notes thereto as at September 30, 1996 being called the "DHS Balance Sheet"). All such financial statements (i) have been prepared in conformity with GAAP, (ii) reflect and provide adequate reserves in respect of all known liabilities of DHS in accordance with GAAP, including all known contingent liabilities as of their respective dates, and (iii) present fairly the financial condition of DHS at such dates.
     SECTION 5.6. COMPLIANCE WITH LAW; PERMITS. Except in all cases for non-compliance which would not have a material adverse effect, each of DHS and Sub has complied with all laws relating to its securities, property, employees or business, including, without limitation, all applicable statutes, regulations, orders and restrictions relating to environmental standards or controls.
     SECTION 5.7. LITIGATION.
          (a) Except as set forth on Schedule 5.7, there is no (i) action, suit, claim, proceeding or investigation pending or, to the knowledge of DHS or any officer of DHS, threatened against or affecting DHS or its assets, employees or properties, at law or in equity, or before or by any court or governmental authority, (ii) arbitration proceeding relating to DHS or its assets, employees or properties or (iii) governmental inquiry pending or, to the knowledge of DHS or any officer of DHS, threatened relating to or involving DHS, its assets or properties or the business of DHS or the transactions contemplated by this Agreement (including inquiries as to the qualification of DHS to hold or receive any permit) and DHS does not know of any basis for any of the foregoing. There are no pending actions, suits, claims or proceedings brought by DHS against others.
          (b) DHS has not received any written opinion, memorandum, legal advice or notice from legal counsel to the effect that they are exposed, from a legal standpoint, to any liability or disadvantage which may be material to their respective businesses and which would continue past the Effective Time. DHS is not in default with respect to any order, writ, injunction or decree known to or served upon DHS of any court or of any governmental authority.
          (c) DHS knows of no pending or threatened action, suit, proceeding, investigation, order or injunction before or by any court or governmental body that seeks to restrain or to prevent the consummation of the Merger or the other transactions contemplated by this Agreement.
     SECTION 5.8. MATERIAL CONTRACTS AND AGREEMENT. No default, alleged default or anticipatory breach exists on the part of DHS or, to the best knowledge of DHS or any of its officers, on the part of any other party, under any material agreement, written or oral, relating to the business of DHS.
     SECTION 5.9. TAX MATTERS.
          (a) DHS has filed all tax returns required to be filed by it under the laws of the United States of America, the jurisdiction of its incorporation, and each state or other jurisdiction in which it conducts business activities and is required to file. DHS has paid or set up an adequate reserve in respect of all taxes for the periods covered by such

                                      A-6


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     returns. DHS does not have any tax liability for which no tax reserve has been made in respect of any jurisdiction in which DHS has business activities and is required to file. DHS has set up as provisions for taxes on the DHS Balance Sheet amounts sufficient for all accrued and unpaid federal, state, county and local taxes of DHS, whether or not disputed, including any interest and penalties in connection therewith, for all fiscal periods ending on or before the date of the DHS Balance Sheet.
          (b) No examinations of DHS' federal income tax returns are in progress. The results of any settlements and any necessary adjustments in state income tax resulting therefrom are properly reflected in DHS' financial statements referred to in Section 5.5. DHS is not aware of any fact which would constitute grounds for any further tax liability with respect to the years which have not been examined. No agreements or waivers have been made by or on behalf of DHS for the extension of time for the assessment of any tax or for any applicable statute of limitations.
          (c) Except for taxes for the payment of which an adequate reserve has been established on the DHS Balance Sheet, there are no tax liens, whether imposed by any federal, state or local taxing authority, outstanding against any of the assets, properties or business of DHS.
          (d) All taxes and assessments that DHS is required to withhold or to collect have been duly withheld or collected and all withholdings and collections have either been duly and timely paid over to the appropriate governmental authority or are, together with the payments due or to become due in connection therewith, duly reflected on the DHS Balance Sheet in accordance with GAAP.
     SECTION 5.10. ABSENCE OF UNDISCLOSED LIABILITIES. DHS does not have any material indebtedness, liability or obligation of any character whatsoever, whether or not accrued and whether or not fixed or contingent, other than (i) liabilities reflected in the DHS Balance Sheet, (ii) liabilities incurred in the ordinary course of business of DHS since the date of the DHS Balance Sheet,
(iii) indebtedness, liabilities and obligations listed on Schedule 5.10 hereto, and (iv) liabilities incurred in connection with the performance of this Agreement.
     SECTION 5.11. INSURANCE. All significant policies of insurance, together with the premiums currently paid thereon, providing for personal, employee, product or public liability coverage with respect to the business of DHS are and will be in full force and effect at the Closing Date and thereafter in accordance with their terms. There are no claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance, and, so far as is known to DHS or any of its officers, no basis for any such claim, action, suit or proceeding exists. There are no notices of any pending or threatened terminations with respect to any of such policies and DHS is in compliance with all conditions contained therein.
     SECTION 5.12. NO MATERIAL ADVERSE CHANGE. Since the date of the DHS Balance Sheet, DHS has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its assets or material adverse change in the business, financial condition, operations, or results of operations of DHS.
     SECTION 5.13. REQUIRED CONSENTS. There have been or will be timely filed, given, obtained or taken all applications, notices, consents, approvals, orders, registrations, qualifications, waivers or other actions of any kind required by virtue of the execution and delivery of this Agreement by DHS or Sub or the consummation by DHS or Sub of any of the transactions contemplated hereby.
     SECTION 5.14. DISCLOSURE REGISTRATION STATEMENT. The Securities Act Registration Statement, the Prospectus (as defined in Section 6.1(b) of the Agreement), and any post-effective amendment thereto, on the date on which the Securities Act Registration Statement (or the post-effective amendment thereto) shall become effective, on the date on which the Proxy Statement is mailed to the Members of Medtrust in connection with the Special Meeting and at all times subsequent to such effectiveness and mailing, up to and including the date of the Special Meeting with respect to all information set forth therein furnished by DHS and relating to DHS (i) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder, as applicable, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they will be made, not misleading. DHS will advise Medtrust promptly after it receives notice thereof, of the times when the Securities Act Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of DHS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Securities Act Registration Statement or for additional information. DHS has made all filings with the SEC that it has been required to make under the Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. DHS has delivered to Medtrust a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).
     SECTION 5.15. DISCLOSURE; REPRESENTATIONS AND WARRANTIES. DHS has made true and complete responses to all Medtrust's requests for information, documents, contracts, agreements and records of DHS relating to the business of DHS. Neither this Agreement nor any statement, certificate, writing or document furnished to Medtrust by DHS in connection with this Agreement contains, as of the dates of such documents, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.
     SECTION 5.16. FINDERS OR BROKERS. DHS has not utilized the services of any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.
                                   ARTICLE 6
             TRANSACTIONS PRIOR TO THE EFFECTIVE TIME OF THE MERGER
     SECTION 6.1. SPECIAL MEETING.
          (a) The Board of Directors of Medtrust has approved the execution and delivery of this Agreement and the consummation of the Merger under the terms set forth herein. If the Securities Act Registration Statement shall become effective, DHS shall promptly notify Medtrust and furnish to Medtrust at least one copy of its final Prospectus (as hereinafter defined) for each Member. Thereafter, the Board of Directors of Medtrust shall submit this Agreement to its Members for their adoption and will solicit proxies in favor of and recommend to its Members such adoption at a meeting thereof to be duly called and held upon the giving of the requisite notices.
          (b) The parties hereto shall cooperate with each other in every way in carrying out the transactions contemplated herein, including, but not limited to, (i) in obtaining all required approvals and authorizations,
     (ii) in furnishing information required for use in a proxy statement (the "Proxy Statement") for use in connection with the Special Meeting to be held for the purpose of considering the transactions contemplated by this Agreement, (iii) in preparing and filing with the SEC a Registration Statement on Form S-1 under the Securities Act (or such other Form as may be appropriate) covering the offer and sale of the shares of DHS Common Stock to be issued in connection with the Merger (the "Securities Act Registration Statement"), the prospectus and any prospectus supplement which shall constitute a part thereof (the "Prospectus"), (iv) in preparing and filing such reports and applications with state regulatory authorities in connection with the Merger, including the issuance of the DHS Common Stock as may be required and (v) in executing and delivering all documents, instruments or copies thereof deemed necessary or useful by either party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any of the parties or by any governmental agency at any hearing in connection with any such application or in connection with any such agency's review of the transactions contemplated hereby, the Securities Act Registration Statement, or the Prospectus such party promptly shall use its best efforts to arrange for such appearance. Medtrust and DHS, each promptly shall provide the other with copies of all such applications and all amendments and supplements thereto filed or made in connection with the transactions contemplated hereby and promptly shall advise the other of the substance of all oral or written comments received thereon from applicable regulatory authorities.
     SECTION 6.2. EFFECTIVENESS OF SECURITIES ACT REGISTRATION STATEMENT. DHS shall use its best efforts to cause the Securities Act Registration Statement to become effective as soon as practicable following the date hereof.
     SECTION 6.3. MANAGEMENT OF MEDTRUST. Contemporaneously herewith, DHS and Medtrust have executed and delivered a Network Contracting and Management Services Agreement in the form of Exhibit I (the "Management Services Agreement") pursuant to which DHS will manage Medtrust until the earlier to occur of Closing or termination of this Agreement.
                                   ARTICLE 7
                        CERTAIN COVENANTS AND AGREEMENTS
     SECTION 7.1. APPROVALS; CONSENTS. Medtrust will obtain or cause to be obtained all consents, approvals and authorizations required by any applicable requirement of law or by any contract or agreement to be obtained by Medtrust in connection

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

with the consummation of the Merger. DHS and Sub will obtain or cause to be obtained all consents, approvals and authorizations required by any applicable requirement of law or by any contract or agreement to be obtained by DHS and Sub in connection with the consummation of the Merger.
     SECTION 7.2. CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME. Except as otherwise provided in this Agreement, the Management Services Agreement and the Exclusive Participation Agreements, Medtrust shall: (i) conduct its business only in the ordinary course and consistent with past practices; (ii) keep in full force and effect its corporate existence; (iii) comply with the Material Contracts and other agreements by which it is bound; (iv) use reasonable efforts to retain its employees and maintain its business relationships with customers and suppliers; (v) use, operate and maintain in all material respects its properties, as presently used, operated and maintained, except for ordinary wear and tear; and (vi) except for increases in the ordinary course of business and consistent with past practices, not grant any increase in the compensation or rate of compensation payable or to become payable to any of its employees. Except as otherwise provided in this Agreement, DHS and Sub shall conduct its business in the ordinary course and consistent with past practice. Without the prior written consent of the other parties neither Medtrust on the one hand, nor Sub on the other hand, will: (i) amend its charter or by-laws, (ii) except as expressly permitted by this Agreement, declare, set aside or pay any dividend or distribution with respect to its capital stock, or repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, (iii) except as expressly permitted by this Agreement, issue, sell or otherwise permit to become outstanding any additional shares of its capital stock, or any option, warrant, conversion, or other right to acquire any such stock or any security convertible into any such stock, or enter into an agreement or commitment with respect to the foregoing, (iv) enter into any other agreement or commitment not in the ordinary course of business, including without limitation an agreement or commitment to acquire direct or indirect control over any third party or to sell or otherwise dispose of any substantial part of its assets or any asset other than in the ordinary course of business for reasonable and adequate consideration; (v) incur any indebtedness, other than indebtedness incurred in the ordinary course of business; or (vi) make any new commitments for capital expenditures exceeding Five Thousand Dollars ($5,000) per item or Ten Thousand Dollars ($10,000) in the aggregate.
     SECTION 7.3. ACCESS TO INFORMATION AND DOCUMENTS.
          (a) From the date hereof to the Closing Date, Medtrust shall give to, or cause to be made available for, DHS and Sub shall give to, or cause to be made available for, Medtrust and their respective counsels, accountants and other representatives full access during normal business hours to all properties, documents, contracts, employees and records of Medtrust or DHS and Sub and furnish the other party with copies of such documents and with such information as such party from time to time reasonably may request. Each party will make available to the other for examination correct and complete copies of all Federal, state, local and foreign tax returns filed together with all available revenue agents' reports, all other reports, notices and correspondence concerning tax audits or examinations and analyses of all provisions for reserves or accruals of taxes, including deferred taxes.
          (b) Until the Closing Date (and, if this Merger Agreement is terminated prior to the Closing Date, at all times after such termination), the parties will not disclose or use any confidential information obtained in the course of their respective investigations, except to the extent that any such confidential information subsequently becomes public knowledge.
          (c) If the Merger is not consummated and this Agreement is terminated, then DHS and Sub promptly shall return all documents, contracts, records or properties of Medtrust furnished by Medtrust to DHS and Sub and all copies thereof, and Medtrust promptly shall return all documents, contracts, records or properties of DHS and Sub furnished by DHS and Sub to Medtrust, and all copies thereof.
     SECTION 7.4. PERIODIC INFORMATION.
          (a) From the date hereof to the Closing Date, Medtrust shall furnish DHS with such additional financial and operating data and other information regarding its business, reasonably available to Medtrust, as DHS shall from time to time reasonably request.
          (b) From the date hereof to the Closing Date, DHS and Sub shall furnish Medtrust with such additional financial and operating data and other information regarding its business, reasonably available to DHS and Sub as Medtrust shall from time to time reasonably request.
     SECTION 7.5. REPRESENTATIONS. Each of the parties to this Agreement (a) will take all action necessary to render accurate as of the Closing Date their respective representations and warranties contained herein, (b) will refrain from taking any

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

action which would render any such representation or warranty inaccurate in any material respect as of such time, and (c) will perform or cause to be satisfied each covenant or condition to be performed or satisfied by them under this Agreement.
     SECTION 7.6. INFORMATION.
          (a) Medtrust will furnish DHS with all information concerning Medtrust reasonably required for inclusion in the Securities Act Registration Statement, the Prospectus, and any other registration statement, application or filing made by DHS to the SEC or any other governmental or regulatory body in connection with the transactions contemplated by this Agreement.
          (b) DHS will furnish Medtrust with all information concerning DHS and Sub reasonably required for inclusion in the Proxy Statement or any other governmental or regulatory body in connection with the transactions contemplated by this Agreement.
     SECTION 7.7. NOTICE OF BREACH.
          (a) DHS will immediately give notice to Medtrust of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by DHS or Sub or a failure by DHS or Sub to comply with any covenant, condition or agreement contained herein.
          (b) Medtrust will immediately give notice to DHS of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Medtrust or a failure by Medtrust to comply with any covenant, condition or agreement contained herein.
     SECTION 7.8. DIRECTOR AND OFFICER INSURANCE.
          (a) DHS and Sub will use its commercially reasonable efforts to provide each individual who serves as a director or officer of Sub following the Effective Time with liability insurance for a period of 3 years after the Effective Time on such specific terms and conditions as are customary and mutually agreed upon by the parties; provided, however, that such insurance shall apply to acts of such directors and officers after the Effective Time.
          (b) DHS and Sub will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or by-laws of Sub for the benefit of any individual who serves as a director or officer of Sub.
     SECTION 7.9. BUSINESS PLAN AND CAPITALIZATION OF SUB. As soon as practicable after the Effective Time, DHS and the Board of Directors of Sub shall develop a Business Plan for the development of a physician network in the Northern Virginia area and shall determine the amount of capital DHS should invest in the Sub for the purpose of funding its operations and providing adequate reserves for the implementation of its Business Plan.
     SECTION 7.10. EXCLUSIVITY. For a period of at least five years following Closing, DHS shall utilize Sub as its exclusive independent practice association in the Northern Virginia marketplace defined as the geographic area set forth on Exhibit J.
     SECTION 7.11. ESTABLISHMENT OF WOMAN CARE, IPA, LLC. DHS shall use commercially reasonable efforts to organize, at its expense, a network of Medtrust's ob/gyn physicians which shall include as its members qualified ob/gyn physicians who are presently affiliated with Medtrust. Such network shall be granted a right of first refusal with respect to ob/gyn services for all third-party payor contracts executed by Sub during the five-year period following Closing.
     SECTION 7.12. RIGHT OF FIRST REFUSAL TO SPECIALISTS. For a period of four years following the Effective Time, each specialist who is a member of Medtrust shall have the right to participate, at his option, in all third-party payor contracts available within a reasonable geographic area of such specialist's office and executed by DHS, Medtrust, or its assigns, unless excluded by the third party payor. Each such specialist will be required to be approved pursuant to DHS normal credentialling process and will be required to meet the utilization, quality assurance and performance guidelines established from time to time by the plans. The fee arrangements under any such provider agreements will be subject to modification from time to time by DHS.
     SECITON 7.13. PRIMARY CARE AFFILIATION AGREEMENTS. Prior to Closing, DHS and/or Sub shall solicit Medtrust primary care physicians to sign Exclusive Participation Agreements pursuant to which such primary care physicians will be paid Ten Thousand Dollars ($10,000) in cash upon the completion of their credentialling. Credentialling shall be completed within ninety (90) days after execution of the Exclusive Participation Agreement. Following Closing, each primary care physician shall have the right to extend his agreement by an additional term of two (2) years in which event he shall receive an additional Five Thousand Dollars ($5,000) in cash and options to acquire 1,000 shares of DHS Common Stock at an exercise price of Twenty Dollars ($20) per share. For a period of at least two (2) years following Closing, any primary care physician employed by a Medtrust Member shall be permitted to elect to sign Exclusive Participation Agreements with DHS and/or Sub on the same terms and conditions as described above, subject only to completion of DHS normal credentialling process.
     SECTION 7.14. REGISTRATION OF DHS COMMON STOCK. The DHS Common Stock shall be included as registered shares under the Securities Act Registration Statement.
                                   ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES
     The obligations of the parties under this Agreement are subject to the fulfillment and satisfaction of each of the following conditions:
     SECTION 8.1. MEMBER APPROVALS. At or before the Effective Time, the Members of Medtrust holding more than two-thirds of the Membership interests shall have approved the Merger and the terms of this Agreement ("Requisite Member Approval").
     SECTION 8.2. PENDING LITIGATION. No legal, administrative, arbitrational, investigatory or other proceeding shall be pending before any court, tribunal or governmental authority at the Closing Date which seeks to challenge or prevent the Merger or any transaction contemplated by this Agreement or which seeks to obtain a remedy at law in connection therewith.
     SECTION 8.3. THIRD PARTY CONSENTS. At or before the Effective Time, all consents from third parties necessary to consummate the transactions contemplated by this Agreement shall have been obtained.
                                   ARTICLE 9
                         CONDITIONS TO DHS' OBLIGATIONS
     The obligations of DHS and Sub hereunder are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by DHS):
     SECTION 9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Medtrust contained in this Agreement (including the Schedules and Exhibits hereto), or in any certificate or document delivered to DHS in connection herewith, shall be true in all material respects on the Closing Date as if made again on and as of the Closing Date. Medtrust shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Medtrust at or before the Closing Date. DHS shall have been furnished with certificates of appropriate officers of Medtrust, dated the Closing Date, certifying in such detail as Medtrust may reasonably request to the fulfillment of the foregoing conditions.
     SECTION 9.2. OPINION OF MEDTRUST'S COUNSEL. Kaufman & Canoles, counsel to Medtrust, shall have delivered to DHS and Sub an opinion, dated the Closing Date and addressed to DHS and Sub in a form reasonably acceptable to DHS and Medtrust.
     SECTION 9.3. LEGAL MATTERS SATISFACTORY. All legal matters, and the form and substance of all documents to be delivered by Medtrust to DHS at the Closing, shall have been approved by, and shall be satisfactory to, counsel to DHS.
     SECTION 9.4. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business or financial condition of Medtrust from that disclosed in the Financial Statements.
     SECTION 9.5. ALLIANCE WITH PRIMARY CARE PHYSICIANS. At least thirty (30) primary care physicians affiliated with Medtrust shall have executed and delivered Exclusive Participation Agreements in the form of Exhibit K; provided that each such primary care physician is capable of being credentialled and included in DHS's managed care payor contracts. The Exclusive Participation Agreements shall only become effective upon consummation of the Closing.
     SECTION 9.6. DISSENTERS TO MERGER. Members holding no more than twenty percent (20%) of the membership interests of Medtrust shall have dissented to the consummation of the Merger at the Special Meeting.
     SECTION 9.7. VIRGINIA BLUE SKY LAWS. The issuance of DHS Common Stock to Medtrust Members shall have been approved by the Virginia Stock Corporation Commission.

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

                                   ARTICLE 10
                      CONDITIONS TO MEDTRUST'S OBLIGATIONS
     The obligations of Medtrust hereunder are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by Medtrust):
     SECTION 10.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of DHS contained in this Agreement, or in any certificate or document delivered to Medtrust in connection herewith, shall be true in all material respects at the Closing Date as if made again on and as of the Closing Date. DHS shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by DHS at or before the Closing Date. Medtrust shall have been furnished with certificates of appropriate officers of DHS, dated the Closing Date, certifying in such detail as Medtrust may reasonably request to the fulfillment of the foregoing conditions.
     SECTION 10.2. OPINION OF COUNSEL FOR DHS AND SUB. Corporate counsel for DHS and Sub, shall have delivered to Medtrust an opinion, dated the Closing Date and addressed to Medtrust in a form reasonably acceptable to DHS and Medtrust.
     SECTION 10.3. LEGAL MATTERS SATISFACTORY. All legal matter, and the form and substance of all documents to be delivered by DHS to Medtrust at the Closing, shall have been approved by, and shall be reasonably satisfactory to, counsel to Medtrust.
     SECTION 10.4. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business or financial condition of DHS from that disclosed in the DHS Balance Sheet for the period from the date of the DHS Balance Sheet to the Closing Date.
     SECTION 10.5. REGISTRATION STATEMENT. At or before the Effective Time, the Securities Act Registration Statement shall have been declared effective by the SEC and be effective on the Closing Date, and all applicable approvals of governmental regulatory authorities of the United States of America or of any state or political subdivision thereof required to consummate the Merger shall have been obtained.
     SECTION 10.6. ISSUE PRICE OF DHS COMMON STOCK. Between the date hereof and the Effective Time, the consideration for the issuance of DHS Common Stock to physicians in physician acquisition transactions shall be based upon a price of not less than $15 per share.
                                   ARTICLE 11
                                  TERMINATION
     SECTION 11.1. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time before the Closing Date:
          (a) by the written consent of Medtrust and DHS;
          (b) by DHS, in writing, if there has been a material misrepresentation in this Agreement by Medtrust, or a material breach by Medtrust of any of its warranties or covenants set forth herein, or a failure of any condition to which the obligations of DHS hereunder are subject;
          (c) by Medtrust, in writing, if there has been a material misrepresentation in this Agreement by DHS, or a material breach by DHS or Sub of any of the warranties or covenants of DHS or Sub set forth herein, or a failure of any condition to which the obligations of Medtrust hereunder are subject;
          (d) by either Medtrust or DHS, in writing, if the Effective Time shall not have occurred before January 31, 1997, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or a misrepresentation or breach of warranty by such party herein;
     SECTION 11.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 11.1, the provisions of Section 7.3 and 12.12 shall survive any such termination and no such termination will relieve any party from any liability for any breach of this Agreement or any misrepresentation giving rise to such termination.

                                   ARTICLE 12
                                 MISCELLANEOUS
     SECTION 12.1. EXPENSES. Each party hereto shall pay its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein to be performed or complied with by it, except that DHS will pay up to $30,000 of the fees and expenses of Kaufman & Canoles as counsel to Medtrust with respect to periods after August 14, 1996, irrespective of whether this transaction shall be consummated.
     SECTION 12.2. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.
          (a) The representations, warranties and covenants of each party hereto shall terminate upon (i) the Closing, or (ii) upon the date of termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 11.1 and the parties hereto shall have no continuing obligations or liabilities with respect thereto except as may be provided in Section 12.2(b) below and except for the covenants set forth in Sections 7.3, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 and 12.12 which shall survive the
     Closing.
          (b) If either DHS or Medtrust shall have the right to terminate this Agreement and abandon the Merger pursuant to the provisions of Section 11.1(b) or Section 11.1(c), then the party which does not have the right so to terminate this Agreement will use its reasonable efforts to cure the condition giving rise to such right. If such party is unable to cure the condition giving rise to such right, the other may exercise its right under
     Section 11.1(b) or Section 11.1(c) to terminate this Agreement and abandon the Merger, or may waive such right and proceed to consummate the Merger. In any such event, the representations, warranties, covenants and agreements of the parties shall terminate, and the parties hereto shall have no continuing obligations or liabilities with respect thereto, except that no termination shall relieve any party from liability for a breach of any representation, warranty or covenant giving rise to such termination and except that the provisions of Sections 7.3, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 and 12.12 shall survive the Closing or termination of this Agreement.
     SECTION 12.3. GOVERNING LAW; JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE. EACH PARTY AGREES THAT THE FEDERAL COURTS OF THE UNITED STATES OR STATE COURTS OF VIRGINIA SHALL HAVE THE EXCLUSIVE JURISDICTION FOR ANY DISPUTE UNDER THIS AGREEMENT. MEDTRUST, DHS AND SUB HEREBY CONSENT TO PERSONAL JURISDICTION IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT SITTING IN ALEXANDRIA, VIRGINIA OR ANY STATE COURT LOCATED WITHIN THE EASTERN DISTRICT WITH RESPECT TO CLAIMS ARISING UNDER THIS AGREEMENT.
     SECTION 12.4. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally (as of such delivery) or sent by certified mail (as of two days after deposit in a United States post office), or sent by overnight courier service (as of two days after delivery to an internationally recognized courier service), or by facsimile (upon receipt), in any case, postage and charges prepaid,
     (a) if to DHS or Sub, addressed to:
         10451 Mill Run Circle
         Tenth Floor
         Owings Mills, MD 21117
         Attention: Paul Serini
         Telephone: (410) 654-3421
         Facsimile: (410) 654-5806
     with copies to:
         Gardner, Carton & Douglas
         1301 K Street, N.W.
         Suite 900, East Tower
         Washington, DC 20005
         Telephone: (202) 408-7100
         Facsimile: (202) 289-1504
         Attention: E. Michael Flanagan, Esq.

     Thomas F. Mapp, Esq.
         Corporate Counsel
         10451 Mill Run Circle
         Tenth Floor
         Owings Mills, MD 21117
     (b) if to Medtrust, addressed to:
         Medtrust Medical Group, Inc.
         3251 Old Lee Highway, Suite 510
         Fairfax, VA 22030-1504
         Telephone: (703) 359-0414
         Facsimile: (703) 359-0416
     with a copy to:
         Kaufman & Canoles
         One Commercial Place
         P.O. Box 3037
         Norfolk, VA 23514
         Telephone: (757) 624-3000
         Facsimile: (757) 624-3169
         Attention: William R. Van Buren, III, Esq.
or such other address as shall be furnished in writing by either party to the other.
     SECTION 12.5. PRESS RELEASES. Medtrust and DHS will consult and cooperate in the issuance, form, content and timing of any press releases issued in connection with the transactions contemplated by this Agreement.
     SECTION 12.6. ASSIGNMENT; AMENDMENTS, WAIVERS
          (a) No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the others.
          (b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.
          (c) No provision of this Agreement may be amended, modified or waived except by written agreement duly executed by each of the parties. No waiver by either party of any breach of any provision hereof shall be deemed to be a continuing waiver thereof in the future or a waiver of any other provision hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
     SECTION 12.7. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof.
     SECTOIN 12.8. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.
     SECTION 12.9. HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     SECTION 12.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same instrument, and this Agreement shall become effective when one or more counterparts have been signed by each of the parties.
     SECTION 12.11. THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns. Notwithstanding the foregoing, from and after Closing, any Member of Medtrust as of Closing shall be entitled to enforce the provisions of Sections 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 and 7.14 hereof as if such Member were an original party hereto to the extent that the provisions of any such section are intended for the benefit of such Member.
     SECTION 12.12. ENFORCEMENT COSTS. The prevailing party shall be entitled to recover its costs of enforcement, including, without limitation, reasonable attorneys' fees, in any action brought to enforce its rights hereunder or to seek redress for a breach of any of the representations, warranties or covenants set forth herein.
     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

MEDTRUST MEDICAL GROUP, INC.                                 DOCTORS HEALTH SYSTEM, INC.

By: /s/ Norman A. Marcus                                     By: /s/ Stewart B. Gold
    ----------------------------                                 --------------------------
Name:Norman A. Marcus                                            Stewart B. Gold, President
Title:Chairman and Chief Executive Officer


DOCTORS HEALTH OF VIRGINIA, INC.

By: /s/ Stewart B. Gold
    ----------------------------
    Stewart B. Gold, President

                                                                         ANNEX B
                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
                                       OF
                          DOCTORS HEALTH SYSTEMS, INC.
                         dated as of September 4, 1996

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
     THIS RESTATED STOCKHOLDERS AGREEMENT is executed as of this 4th day of September 1996, by and among DOCTORS HEALTH SYSTEM, INC., a Maryland corporation ("DHS"), STEWART GOLD ("GOLD"), SCOTT RIFKIN ("RIFKIN"), ALAN KIMMEL ("KIMMEL") (Gold, Rifkin and Kimmel being collectively, the "MANAGEMENT STOCKHOLDERS" or individually, a "MANAGEMENT STOCKHOLDER"), MEDICAL HOLDINGS LIMITED PARTNERSHIP, a Maryland limited partnership (the "LP"), ST. JOSEPH MEDICAL CENTER, INC., a Maryland non-profit, non-stock corporation (the "SERIES A INVESTOR"), MED-LANTIC MANAGEMENT SERVICES, INC., a Maryland corporation (the "SERIES B INVESTOR"), and GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation (the "SERIES C INVESTOR") (the Management Stockholders, the LP, the Series A Investor, the Series B Investor and the Series C Investor each being a "STOCKHOLDER" and collectively being the "STOCKHOLDERS"). As used in this Agreement, the terms "Stockholder" and "Stockholders" shall include any successors, assigns, transferees (whether by sale, gift, or other disposition), heirs, and personal representatives of a Stockholder, whether permitted by the terms hereof or otherwise.
     WHEREAS, DHS has authorized capital stock consisting of Twenty Million, Seven Hundred Thousand (20,700,000) shares of Class A Common Stock, with a par value of one cent ($0.01) per share, of which Eight Hundred Thousand (800,000) shares are issued and owned by the Management Stockholders in the proportions set forth on Exhibit 1 attached hereto and made a part hereof (the "CLASS A COMMON STOCK"); Ten Million (10,000,000) shares of Class B Common Stock, with a par value of one cent ($0.01) per share, of which Two Million Two Hundred Thousand (2,200,000) shares are issued and owned by the LP (the "CLASS B COMMON STOCK"); Twenty-Nine Million, Fifty Thousand (29,050,000) shares of Class C Common Stock, with a par value of one cent ($0.01) per share, of which no shares are issued or outstanding (the "CLASS C COMMON STOCK"); One Million (1,000,000) shares of Series A Convertible Preferred Stock with a par value of Five Dollars ($5.00) per share, One Million (1,000,000) of which are owned by the Series A Investor (the "SERIES A PREFERRED STOCK"); Three Hundred Fifty-Five Thousand Five Hundred Fifty-Six (355,556) shares of Series B Convertible Preferred Stock with a par value of Eleven Dollars and Twenty-Five Cents ($11.25) per share, Three Hundred Fifty-Five Thousand Five Hundred Fifty-Six (355,556) of which are owned by the Series B Investor (the "SERIES B PREFERRED STOCK"), One Million Seventy-One Thousand Four Hundred Twenty-Eight (1,071,428) shares of Series C Convertible Preferred Stock with a par value of Seventeen Dollars and Fifty Cents ($17.50) per share, One Million Seventy-One Thousand Four Hundred Twenty-Eight (1,071,428) of which will be owned by the Series C Investor (the "SERIES C PREFERRED STOCK") (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are hereinafter collectively referred to as the "CONVERTIBLE PREFERRED STOCK"); and One Million (1,000,000) shares of preferred stock, with a par value of One Cent ($0.01) per share, of which no shares are issued and outstanding (the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the preferred stock each being a "CLASS" and collectively being the "STOCK"); and
     WHEREAS, the Stockholders own all of the issued and outstanding shares of DHS and, with DHS, desire to assure continuity and to perpetuate harmony in DHS's management, policies and operations; and
     WHEREAS, each Stockholder desires to facilitate the prompt liquidation of the Management Stockholders' Stock in the event of the death of a Management Stockholder, or, if necessary, during such Management Stockholder's lifetime; and
     WHEREAS, the Stockholders desire to maintain ownership and control of DHS among themselves for the purposes of insuring continuity of management among themselves; and
     WHEREAS, the Stockholders and DHS deem it in their best interests to impose certain restrictions and obligations on themselves in order to effectuate the foregoing purposes; and
     WHEREAS, certain of the Stockholders and DHS entered into a Stockholders Agreement dated December 1, 1995, and in connection with the issuance to the Series C Investor of the Series C Preferred Stock, the Stockholders and DHS wish to enter into this Restated Stockholders Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, covenant and agree as follows:
     1. RECITALS; DEFINITIONS.
     (a) RECITALS. The foregoing recitals are made a part of this Agreement.
     (b) CERTAIN DEFINITIONS.
                                      B-1

     "CHANGE IN CONTROL" shall mean the earlier to occur of the following: (i) a liquidating distribution to DHS' stockholders (or similar event); (ii) a contribution, consolidation or merger where DHS is not the survivor; (iii) any sale, exchange or other disposition of all, or substantially all, of DHS' assets; or (iv) any public offering of DHS' securities at a company value of at least $25,000,000 with proceeds to DHS of at least $15,000,000.
     "DHS AMENDED AND RESTATED ARTICLES" shall mean the Articles of Amendment and Restatement of DHS filed with the Maryland State Department of Assessments and Taxation and effective on September 4, 1996
     (c) OTHER DEFINED TERMS. When used in this Agreement with its initial letter capitalized, a word that is not defined in this Section 1 shall have the meaning set forth elsewhere in this Agreement. When a word used in this Agreement with its initial letter capitalized is not defined in this Agreement, such word shall have the meaning set forth in the Definition Appendix attached to this Agreement as Appendix A.
     2. STOCK, WARRANTS AND OPTIONS COVERED; ADDITIONAL PARTIES. Except as otherwise provided herein, all of the provisions of this Agreement shall apply to, and the term "Stock" shall include, the Stock and all other shares of capital stock and rights, including warrants and options, to acquire shares of capital stock and all other equity securities now owned or which may be issued hereafter to the Stockholders in consequence of any additional issuance, purchase, exchange or reclassification of shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split, share dividend, or which are acquired by Stockholders in any other manner. For purposes of this Agreement, the term "Stock" shall include (i) beneficial interests held by any beneficiary in any trust permitted to be a transferee hereunder, (ii) that certain Stock Warrant No. 1 executed and delivered on November 28, 1995 by DHS to the Series B Investor granting to the Series B Investor the right to acquire Eighty Eight Thousand Eight Hundred Eighty Nine (88,889) shares of the Class A Common Stock of the Company (the "WARRANT"), and
(iii) the option of the Series C Investor to purchase Five Hundred Thousand (500,000) shares of Series C Preferred Stock from DHS pursuant to the Option Agreement dated as of September 4, 1996 between DHS and the Series C Investor (the "OPTION"). The parties hereto acknowledge and agree that upon conversion of shares of Convertible Preferred Stock into shares of Class C Common Stock all references to "Stock" and all references to "Convertible Preferred Stock" herein shall include all such shares of Class C Common Stock, and all references to "holders of Convertible Preferred Stock" shall include "holders of Class C Common Stock." DHS acknowledges and agrees that it will not issue any additional shares of its capital stock (or options) to any person or entity which is not a party to this Agreement without requiring, as a condition precedent to such issuance, that such person or entity execute a counterpart to this Agreement (provided that non-executive employees of DHS to whom shares of capital stock are issued pursuant to any employment agreement or any stock option, stock purchase or similar plan of DHS shall not be required to execute this Agreement so long as DHS, as a condition of such issuance, retains rights to repurchase such shares of capital stock under substantive terms and conditions consistent with those granted to DHS herein), and any member of DHS' executive management team who is granted shares (or options) shall be deemed a "Management Stockholder" for purposes hereof.
     3. PURCHASE AND SALE. DHS agrees to purchase and redeem, and each Stockholder agrees to sell and transfer, the Stock in the manner and upon the terms provided in this Agreement. No purchase, sale, gift, endorsement, assignment, transfer, pledge, encumbrance or other disposition, whether voluntary, involuntary or by operation of law, including, without limitation, any transfer pursuant to a divorce decree, of any shares of Stock of any Stockholder shall be valid and binding except as provided in, and in accordance with, the terms and conditions of this Agreement. Any purported transfer by any Stockholder of the Stock or issuance of capital stock by the Company other than in accordance with this Agreement shall be null and void, and DHS shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of the Stock pursuant to any such transfer. Any transferee of the Stock becoming the owner of the Stock in compliance with this Agreement shall thereafter be deemed a Stockholder. The personal representative of a deceased Stockholder shall automatically be subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, the holders of Convertible Preferred Stock are entitled, pursuant to the terms of the DHS Amended and Restated Articles, to exercise rights to convert shares of Convertible Preferred Stock into shares of Class C Common Stock, and to require DHS to purchase shares of Convertible Preferred Stock under certain circumstances, and no such conversion or redemption shall give any person any rights under this Agreement.
     4. DEATH, DISABILITY AND TERMINATION OF EMPLOYMENT OF A MANAGEMENT STOCKHOLDER; INVOLUNTARY TRANSFERS.
     (a) GENERAL.
          (i) Upon the occurrence of the termination of employment of any Management Stockholder (except with respect to each of Rifkin and Kimmel, the termination of whose employment is governed by Section 4(f) hereof) with DHS for any reason, other than an "Involuntary Transfer" (as defined below) including, but not limited to, death or "disability" (as
                                      B-2
     defined in Section 4(c) below), such Management Stockholder or other Stockholder, as the case may be, shall sell, and DHS shall purchase, all of the Stock then registered in such Stockholder's name at the price provided in Section 4(e) or Section 6 hereof, as the case may be, and upon the terms provided in Section 7 hereof.
          (ii) Upon the occurrence of an "Involuntary Transfer" (as defined in Section 4(d) below) of the Stock of any Stockholder (the "INVOLUNTARY TRANSFER STOCKHOLDER"), DHS shall have the right, for a period of thirty
     (30) days from the date of such occurrence, to purchase such Stock by providing written notice to such effect to such Involuntary Transfer Stockholder and to any court which has then exercised jurisdiction over such Involuntary Transfer Stockholder with respect to its Stock, or to any assignee, trustee in bankruptcy or successor in interest, as the case may be, and such Involuntary Transfer Stockholder shall be obligated if DHS elects to exercise its right to purchase such Stock to sell all but not less than all of the Stock then registered in such Involuntary Transfer Stockholder's name at the price provided in Section 6 hereof and upon the terms provided in Section 7 hereof. If DHS elects not to exercise its purchase pursuant to this Section 4(a) (ii) within such thirty (30) day period, it shall immediately provide written notice to that effect to all of the other stockholders (the "NON-INVOLUNTARY TRANSFER STOCKHOLDERS"), who shall have the option to purchase, and such Involuntary Transfer Stockholder shall be obligated to sell to the extent such option is exercised, all of the shares of such Stock at the price provided in Section 6 hereof and upon the terms provided in Section 7 hereof. If more than one Non-Involuntary Transfer Stockholder desires to so purchase, then they shall purchase in such proportions as they may agree. In the absence of agreement, each of the Non-Involuntary Transfer Stockholders desiring to purchase such stock shall be entitled to purchase up to that number of shares of such Stock which is equal to the product of his percentage interest of all of the shares of DHS Capital Stock then held by such Non-Involuntary Transfer Stockholders multiplied by the number of shares of stock available for purchase hereunder. The Non-Involuntary Transfer Stockholders shall have the right to exercise their respective options for a period of thirty (30) days following their receipt of DHS' notice that it has elected not to purchase such Stock by providing notice in the manner required of DHS as otherwise set forth in this Section 4(a)(ii).
     (b) FURTHER ASSURANCES. Each Management Stockholder hereby agrees that he and/or his personal representative, and each trustee of any permitted trust hereunder, shall be bound to take any and all action necessary to enable DHS to purchase his Stock pursuant to the provisions of this Section 4.
     (c) DISABILITY. For purposes of this Section 4, "DISABILITY" with respect to a Management Stockholder shall have the meaning set forth in said Management Stockholder's DHS Employment Agreement or other employment agreement with DHS, and if no such agreement exists, as determined by DHS' Board of Directors in the exercise of its reasonable discretion.
     (d) INVOLUNTARY TRANSFERS; PAYMENT. For purposes of this Section 4, the occurrence of any of the following events shall constitute an "INVOLUNTARY TRANSFER": (i) if any portion of a Stockholder's Stock is attached or taken in execution, or (ii) if a Stockholder applies for the benefit of, or files a case under, any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors, or (iii) if a case or proceeding is brought against a Stockholder under any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof, or (iv) if a Stockholder makes an assignment for the benefit of creditors, or (v) if any portion of a Stockholder's Stock is made subject to a charging order, or (vi) if any portion of a Management Stockholder's Stock or other Stock held by a natural person is transferred pursuant to a divorce decree. For purposes of this Section 4(d), the occurrence of any of the foregoing events described in Sections 4(d) (i) through
(v) above, (A) with respect to the General Partner of the LP, shall constitute an Involuntary Transfer with respect to the LP of the Class B Common Stock, (B) with respect to the Series A Investor, shall constitute an Involuntary Transfer of the Series A Preferred Stock or the Class C Common Stock, as the case may be,
(C) with respect to the Series B Investor, shall constitute an Involuntary Transfer of the Series B Preferred Stock, the Warrant or the Class C Common Stock, as the case may be, and (D) with respect to the Series C Investor, shall constitute an Involuntary Transfer of the Series C Preferred Stock, the Option or the Class C Common Stock, as the case may be. If any Stockholder has actual knowledge of an Involuntary Transfer by a Stockholder of his or its Stock, such Stockholder shall give written notice to such effect to DHS, and the giving of such written notice shall constitute the occurrence of such event for purpose of the time period set forth in this Section 4(d).
     (e) PAYMENT UPON TERMINATION OF EMPLOYMENT OF MANAGEMENT STOCKHOLDER OTHER THAN RIFKIN OR KIMMEL. If the employment of a Management Stockholder other than Rifkin or Kimmel with DHS is terminated, then the Management Stockholders whose employment with DHS has not been terminated shall have the option, for a period of sixty (60) days from the date of such termination, to purchase (in such proportions as they shall agree upon or, if they cannot agree, in proportion to their ownership of DHS Class A Common Stock other than the stock of the terminated Management Stockholder) and, if such option is accepted, such terminated Management Stockholder shall sell all of the shares of Stock held by
                                      B-3
such terminated Management Stockholder (the "TERMINATED MANAGER'S STOCK") on terms substantially identical to those set forth in Section 7 hereof (other than subsections (c) and (d) thereof) and for a price determined in accordance with Subsections (i) and (ii) of this Section 4(e). If all of the Terminated Manager's Stock is not purchased by the other Management Stockholders, DHS shall purchase, within ninety (90) days after the date of said termination, and such terminated Management Stockholder shall sell, all of the Terminated Manager's Stock upon the following terms and at the following prices:
          (i) if such Management Stockholder's employment is terminated (A) by DHS for any of the specific reasons enumerated in Section 4.3(a) of such Management Stockholder's DHS Employment Agreement, or, if no such agreement is then in effect, for "good cause" under applicable law, or (B) by the Management Stockholder for any reason not constituting "constructive termination" as defined in Section 4.4(b) of such Management Stockholder's DHS Employment Agreement, then at a price equal to the lower of such Management Stockholder's acquisition cost for his Stock or One Dollar ($1.00) per share, and upon the terms set forth in Section 7 hereof; or
          (ii) if such Management Stockholder's employment is terminated (A) by death, or by "disability" (as defined herein), or (B) by expiration of the term of such DHS Employment Agreement, or (C) by DHS without good cause as contemplated by Section 4.3(b) of such Employment Agreement, or (D) by the Management Stockholder for reasons constituting "constructive termination" under such Agreement, then at the price set forth in Section 6 hereof, and upon the terms set forth in Section 7 hereof.
If DHS is required, pursuant to the provisions of this Section 4(e), to purchase the Terminated Manager's Stock at a price determined pursuant to Subsection (ii) hereof, DHS shall, as a condition precedent to the closing of such purchase, on or before the Closing Date for its acquisition of the Terminated Manager's Stock, pay to (A) the Series A Investor all of the dividends then accrued but unpaid on the Series A Preferred Stock plus all accrued and unpaid interest thereon (whether by payment of cash or set off of any accrued but unpaid interest under the Promissory Note issued by the Series A Investor to DHS), or otherwise make provision for the payment of such dividends that is acceptable to the Series A Investor, in its reasonable discretion, (B) the Series B Investor all of the dividends then accrued but unpaid on the Series B Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series B Investor, in its reasonable discretion, and (C) the Series C Investor all of the dividends then accrued but unpaid on the Series C Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series C Investor, in its reasonable discretion. Notwithstanding the foregoing, in the event DHS has paid the Series C Investor as set forth in this paragraph prior to the consummation of a Qualified Public Offering on or before August 30, 1998 as defined in the Articles of Amendment and Restatement dated September 4, 1996, then on or before the consummation of a Qualified Public Offering on or before August 30, 1998 (at a price per share not less than the weighted average price paid or to be paid by the Series C Investor for all shares of Series C Preferred Stock then oustanding) the Series C Investor shall pay DHS an amount equal to the amount of dividends and interest paid to the Series C Investor pursuant to this Section.
     (f) TERMINATION OF EMPLOYMENT, DEATH, DISABILITY OF RIFKIN AND KIMMEL.
          (i) TERMINATION OF EMPLOYMENT WITHOUT GOOD CAUSE. Except as set forth in the proviso to this sentence, if the employment of Rifkin or Kimmel, as the case may be, with DHS is terminated (A) by DHS for any of the specific reasons enumerated in Section 4.3(a) of his respective DHS Employment Agreement (or, if no such agreement is then in effect, for "good cause" under applicable law), or (B) by Rifkin or Kimmel, as the case may be, for any reason not constituting "constructive termination" as defined in
     Section 4.4(b) of such DHS Employment Agreement, then Rifkin or Kimmel, as the case may be, shall sell, and DHS shall purchase, all of the stock then registered in Rifkin's or Kimmel's name, as the case may be, at a price equal to the lower of Rifkin's or Kimmel's, as the case may be, acquisition cost for his Stock or One Dollar ($1.00) per share, and upon the terms provided in Section 7 hereof; provided, however, that the provisions of this paragraph 4(f) (i) shall not apply to any shares of capital stock of DHS held by Rifkin or Kimmel on the date hereof (or received as a distribution on or in respect of such shares after the date hereof as the result of any recapitalization, stock split or similar event).
          (ii) DEATH; DISABILITY. Upon each of (A) the death of Rifkin or Kimmel, as the case may be, and the appointment and qualification of such deceased stockholder's personal representative, and (B) the "Disability" of Rifkin or Kimmel (as such term is defined in each such shareholder's current employment agreement with DHS or, if there is none, as reasonably determined by the Board of Directors of DHS), as the case may be, such personal representative, Rifkin or Kimmel, as the case may be, may, for a period of sixty (60) days from the date of such appointment and qualification or disability, as the case may be, offer to the other Management Stockholders the option to purchase (in such proportions as they shall agree upon or, if they cannot agree, in proportion to their ownership of the DHS Class A Common Stock), all
                                      B-4
     of the shares of Stock held by such personal representative, Rifkin or Kimmel, as the case may be, on terms substantially identical to those set forth in Section 7 hereof (other than Subsections (c) and (d) thereof) and at a price determined in accordance with the terms of Section 6 hereof. If the option to purchase all of the shares of Stock so offered is not exercised or accepted within such sixty (60) day period, then such personal representative, Rifkin or Kimmel, as the case may be, shall be entitled to sell, by providing written notice to DHS, and DHS shall be required to purchase upon receipt of such notice, all or any portion of such shares of Stock held by Rifkin or Kimmel, as the case may be, as such number of shares is set forth in such written notice, at the price and upon the terms provided in Sections 6 and 7 hereof.
          (iii) TERMINATION OF EMPLOYMENT UNDER OTHER CIRCUMSTANCES. If Rifkin's or Kimmel's employment is terminated (A) by expiration of the term of his respective DHS Employment Agreement, or (B) by DHS without good cause as contemplated by Section 4.3(b) of such Employment Agreements, or (C) by Rifkin or Kimmel, as the case may be, for reasons constituting "constructive termination" under such Agreements, then DHS shall purchase, within ninety (90) days after the date of such termination, and Rifkin and Kimmel shall sell, as the case may be, those shares (and only those shares) of capital stock of DHS acquired by Rifkin or Kimmel, as the case may be, after the date hereof (other than as a distribution on or in respect of shares held on the date hereof through a recapitalization, stock split, or similar event) at the price set forth in Section 6 hereof, and upon the terms set forth in Section 7 hereof.
If DHS is required, pursuant to the provisions of this Section 4(f), to purchase the Terminated Manager's Stock at a price determined pursuant to Subsection (ii) hereof, DHS shall, as a condition precedent to the closing of such purchase, on or before the Closing Date for its acquisition of the Terminated Manager's Stock, pay to (A) the Series A Investor all of the dividends then accrued but unpaid on the Series A Preferred Stock plus all accrued and unpaid interest thereon (whether by payment of cash or set off of any accrued but unpaid interest under the Promissory Note issued by the Series A Investor to DHS), or otherwise make provision for the payment of such dividends that is acceptable to the Series A Investor, in its reasonable discretion, (B) the Series B Investor all of the dividends then accrued but unpaid on the Series B Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series B Investor, in its reasonable discretion, and (C) the Series C Investor all of the dividends then accrued but unpaid on the Series C Preferred Stock plus all accrued and unpaid interest thereon or otherwise make provision for the payment of such dividends that is acceptable to the Series C Investor, in its reasonable discretion. Notwithstanding the foregoing, in the event DHS has paid the Series C Investor as set forth in this paragraph prior to the consummation of a Qualified Public Offering on or before August 30, 1998 as defined in the Articles of Amendment and Restatement dated September 4, 1996, then on or before the consummation of a Qualified Public Offering on or before August 30, 1998 (at a price per share not less than the weighted average price paid or to be paid by the Series C Investor for all shares of Series C Preferred Stock then oustanding) the Series C Investor shall pay DHS an amount equal to the amount of dividends and interest paid to the Series C Investor pursuant to this Section.
     (g) PRICE ADJUSTMENTS FOLLOWING A CHANGE IN CONTROL OF DHS. If the employment of a Management Stockholder other than Rifkin or Kimmel with DHS is terminated pursuant to the provisions in Section 4(e)(ii)(C) or (D) above, and there occurs a Change in Control of DHS within the first twenty-four months following the date of such termination, DHS agrees to pay or cause to be paid to such terminated Management Stockholder (or to his heirs, legatees and/or guardians), in addition to the purchase price for such terminated Management Stockholder's Stock as determined pursuant to Section 7 hereof, the value of such terminated Management Stockholder's fair, allocative, share of any consideration that would have been payable to such terminated Management Stockholder (less any such consideration actually received by such Management Stockholder as a result of a sale of his Stock, whether to another Management Stockholder, DHS or another person) or to DHS upon, and as a result of, such a Change in Control of DHS within such twenty-four month period. Such payment shall be made by DHS when and as DHS or the other DHS Stockholders receive consideration as a result of such a Change in Control, and shall be paid by DHS based upon such terminated Management Stockholder's pro-rata equity interest in DHS at the time of termination. Any payment by DHS pursuant to this Section 4(f) may, at DHS' option, be made by delivery of (i) cash, (ii) a promissory note with a term of not more than ten years and interest at a rate calculated pursuant to Section 1274(d) of the Internal Revenue Code of 1986, or (iii) an appropriate in-kind distribution of any consideration received as a result of such Change in Control. The parties hereto acknowledge and agree that each Partner of the LP who has entered into a Professional Service Employment Agreement with the LLC shall be entitled to receive, and pursuant to Section
7.3.3 (i) of the Limited Partnership Agreement has received, the benefit of the substantive provisions set forth in this Section 4(g), upon the sale of his Limited Partner Interest in the LP due to the termination of his employment with BMG resulting from a termination by the LLC without good cause or a "constructive termination," as defined therein.
     5. VOLUNTARY TRANSFERS OF STOCK.
                                      B-5

     (a) STOCK RESTRICTED. Subject to the rights of the holders of Convertible Preferred Stock set forth in the DHS Amended and Restated Articles, each Stockholder agrees that, during his lifetime or its corporate existence or otherwise, he or it will not sell, transfer, exchange, assign or otherwise dispose of (by sale, gift, or otherwise), or mortgage, hypothecate, lien, pledge, encumber or otherwise cause a security interest to be created in any of his or its Stock, except upon satisfaction of the conditions set forth in this
Section 5 and Section 4 above. Notwithstanding the foregoing, (i) each Management Stockholder shall be entitled to transfer all or any portion of his shares of Stock to a trust solely for the benefit of himself, his spouse and/or his lineal descendants provided that, as a condition of said transfer, (A) the agreement governing said trust requires transfers of any beneficial interests therein (other than among such permitted persons) to be treated as transfers of Stock hereunder and subject to the terms hereof, and (B) all trustees of said trust execute and deliver to the parties hereto a counterpart of this Agreement and otherwise agree to be bound by all of the terms and provisions hereof with respect to the Stock, and (ii) each holder of Convertible Preferred Stock and of Class B Common Stock may transfer its Convertible Preferred Stock or Class B Common Stock, as the case may be, to any entity all of the ownership interests in which are owned by such holder, provided that such transferee executes and delivers to the parties hereto a counterpart of this Agreement and otherwise agrees to be bound by all of the terms and provisions hereof.
     (b) DELEGATION RIGHTS. If DHS is unable to exercise any of its purchase rights hereunder, it shall be entitled to delegate such rights to such of the Stockholders who desire to purchase stock upon the occurrence of the events set forth in Sections 4(a)(i) or (ii) hereof, provided such stockholders, as a condition of such obligation, shall be entitled to purchase such stock pro rata as consolidated pursuant to Section 4(a)(ii) hereof.
     (c) VOLUNTARY TRANSFERS BY MANAGEMENT STOCKHOLDERS.
          (i) OPTION OF OTHER MANAGEMENT STOCKHOLDERS. A Management Stockholder shall have the right to receive a bona fide offer to purchase (which he is willing to accept) (a "MANAGEMENT OFFER") from any independent third person capable of consummating such a sale of all, but not less than all, of his Stock (the "Management Offered Stock"). Before accepting a Management Offer, such Management Stockholder shall first offer in writing (the "MANAGEMENT STOCKHOLDER'S OFFER") to sell the Management Offered Stock to the other Management Stockholders (the "OTHER MANAGEMENT STOCKHOLDERS") at the price and on the terms on which such selling Management Stockholder proposes to transfer the Management Offered Stock to the proposed third party transferee. The Management Stockholder's Offer shall set forth (A) the number of shares of the Management Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the selling Stockholder, and (D) the method of proposed payment. A copy of the Management Stockholder's Offer shall simultaneously also be sent to all of the other Stockholders and to DHS.
          The Other Management Stockholders shall have the option to acquire all or any of the shares of Management Offered Stock at the price and upon the terms provided in the Management Stockholder's Offer. If more than one Other Management Stockholder desires to purchase the Management Offered Stock, such Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the Other Management Stockholders desiring to purchase the Management Offered Stock shall be entitled to purchase up to that number of shares of Management Offered Stock which is equal to the product of such number of shares of Management Offered Stock divided by the number of other Management Stockholders desiring to purchase such shares of Stock. The Other Management Stockholders shall have the right to exercise their respective options to purchase the Management Offered Stock, for a period of thirty (30) days following their receipt of the Management Stockholder's Offer, by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Management Offered Stock.
          (ii) OPTION OF THE HOLDERS OF CLASS B COMMON STOCK. If the Other Management Stockholders do not accept the Management Stockholder's Offer to purchase all of the shares of Management Offered Stock within the period of thirty (30) days provided in Section 5(c)(i), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "MANAGEMENT STOCKHOLDER'S SECOND OFFER") to sell all of the remaining shares of the Management Offered Stock (the "REMAINING MANAGEMENT OFFERED STOCK") to the holders of Class B Common Stock at the price and upon the terms provided in the Management Stockholder's Offer. The holders of the Class B Common Stock shall have the option, for a period of fifteen (15) days after the earlier to occur of (A) expiration of the thirty (30) day period provided in Section 5(c)(i), or (B) notification by all of the Other Management Stockholders to the holders of Class B Common Stock to the effect that the Other Management Stockholders, in the aggregate, have elected to purchase less than all of the shares of Management Offered Stock as provided in Section 5(c)(i), to purchase all of the Remaining Management Offered Stock, upon written notification to the selling Management Stockholder, at the price
                                      B-6
     and upon the terms provided in this Section 5(c). If more than one holder of Class B Common Stock desires to purchase the Remaining Management Offered Stock, such Remaining Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Class B Common Stock desiring to purchase the Remaining Management Offered Stock shall be entitled to purchase up to that number of shares of Remaining Management Offered Stock which is equal to the product of his percentage interest of all of the shares of Class B Common Stock held by all such holders of Class B Common Stock times the number of shares of Remaining Management Offered Stock available for purchase hereunder. The holders of Class B Common Stock shall have the right to exercise their respective options to purchase the Remaining Management Offered Stock by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Remaining Management Offered Stock.
          (iii) OPTION OF THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. If the holders of Class B Common Stock do not accept the Management Stockholder's Second Offer to purchase all of the shares of Remaining Management Offered Stock within the period of fifteen (15) days provided in Section 5(c)(ii), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "MANAGEMENT STOCKHOLDER'S THIRD OFFER") to sell all of the remaining shares of the Remaining Management Offered Stock (the "AVAILABLE MANAGEMENT OFFERED STOCK") to the holders of Convertible Preferred Stock at the price and upon the terms provided in the Management Stockholder's Offer. The holders of Convertible Preferred Stock shall have the option, for a period of fifteen (15) days after the earlier to occur of (A) expiration of the fifteen (15) day period provided in
     Section 5(c)(ii), or (B) notification by all of the holders of Class B Common Stock to the holders of Convertible Preferred Stock to the effect that the holders of Class B Common Stock have elected to purchase less than all of the shares of Remaining Management Offered Stock as provided in
     Section 5(c)(ii), to purchase all of the Available Management Offered Stock, upon written notification to the selling Management Stockholder, at the price and upon the terms provided in this Section 5(c). If more than one holder of Convertible Preferred Stock desires to purchase the Available Management Offered Stock, such Available Management Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Convertible Preferred Stock desiring to purchase the Available Management Offered Stock shall be entitled to purchase up to that number of shares of Available Management Offered Stock which is equal to the product of his percentage interest of all of the shares of Convertible Preferred Stock held by all such holders of Convertible Preferred Stock times the number of shares of Available Management Offered Stock available for purchase hereunder. The holders of Convertible Preferred Stock shall have the right to exercise their respective options to purchase the Available Management Offered Stock by notifying the selling Management Stockholder in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Available Management Offered Stock.
          (iv) OPTION OF DHS. If the holders of Convertible Preferred Stock do not accept the Management Stockholder's Third Offer to purchase all of the shares of Available Management Offered Stock within the period of fifteen
     (15) days provided above in Section 5(c)(iii), then the selling Management Stockholder, immediately thereafter, shall be deemed to have made an offer (the "FINAL MANAGEMENT STOCKHOLDER'S OFFER") to sell all of the remaining shares of the Available Management Offered Stock (the "FINAL MANAGEMENT OFFERED STOCK") to DHS at the price and upon the terms provided in the Management Stockholder's Offer. DHS shall have the option, for a period of fifteen (15) days after the earlier to occur of (i) expiration of the fifteen (15) day period provided in Section 5(c)(iii), or (ii) notification by all of the holders of Convertible Preferred Stock to DHS to the effect that the holders of Convertible Preferred Stock have elected to purchase less than all of the shares of Available Management Offered Stock as provided in Section 5(c)(iii), to purchase all or some of the Final Management Offered Stock, upon written notification to the selling Management Stockholder, at the price and upon the terms provided in the Management Stockholder's Offer.
          (v) TRANSFERS TO THIRD PARTIES. If (A) a Management Stockholder elects to transfer all of his shares of Management Stock; (B) said Management Stockholder strictly complies with the provisions of Sections 5(c) (i) through 5(c) (iv) above; (C) the Remaining Management Stockholders, the holders of Class B Common Stock, the holders of Convertible Preferred Stock and DHS elect to purchase, in the aggregate, less than all of the shares of Management Offered Stock; and (D) the Management Stockholder who desires to transfer the Management Offered Stock complies with the terms of this
     Section 5(c)(v), then all of the Management Offered Stock remaining unsold pursuant to the rights of refusal contained in this Section 5(c) may be sold by the selling Management Stockholder to the third party named in the Management Stockholder's Offer within a period of thirty (30) days after the expiration of the fifteen (15) day period provided in Section 5(c)(iv). Such remaining Management Offered Stock may be transferred to the third party named in the Management Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the
                                      B-7

     Management Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.
     (d) VOLUNTARY TRANSFERS BY THE HOLDERS OF CLASS B COMMON STOCK.
          (i) OPTION OF OTHER STOCKHOLDERS. Each holder of Class B Common Stock shall have the right to receive a bona fide offer to purchase (which it is willing to accept) (a "CLASS B COMMON OFFER") from any independent third person capable of consummating such a sale of all, but not less than all, of its Class B Common Stock (the "CLASS B COMMON OFFERED STOCK"). Before accepting a Class B Common Offer, the holder of Class B Common Stock shall first offer in writing (the "CLASS B COMMON STOCKHOLDER'S OFFER") to sell the Class B Common Offered Stock to the other Stockholders (the "OTHER STOCKHOLDERS") at the price and on the terms on which such selling Class B Common Stockholder proposes to transfer the Class B Common Offered Stock to the proposed third party transferee. The Class B Common Stockholder's Offer shall set forth (A) the number of shares of the Class B Common Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the holder of Class B Common Stock, and
     (D) the method of proposed payment. A copy of the Class B Common Stockholder's Offer shall simultaneously also be sent to DHS.
          The Other Stockholders shall have the option to acquire all or any of the shares of Class B Common Offered Stock at the price and upon the terms provided in the Class B Common Stockholder's Offer. If more than one Other Stockholder desires to purchase the Class B Common Offered Stock, such Class B Common Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the Other Stockholders desiring to purchase the Class B Common Offered Stock shall be entitled to purchase up to that number of shares of Class B Common Offered Stock which is equal to the product of his percentage interest of all of the shares of DHS Capital Stock then held by all such Other Stockholders times the number of shares of Class B Common Offered Stock available for purchase hereunder. The Other Stockholders shall have the right to exercise their respective options to purchase the Class B Common Offered Stock, for a period of thirty (30) days following their receipt of the Class B Common Stockholder's Offer, by notifying such holder of Class B Common Stock in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Class B Common Offered Stock.
          (ii) OPTION OF DHS. If the Other Stockholders do not accept the Class B Common Stockholder's Offer to purchase all of the shares of Class B Common Offered Stock within the period of thirty (30) days provided above in Section 5(d)(i), then the holders of Class B Common Stock, immediately thereafter, shall be deemed to have made an offer (the "FINAL CLASS B COMMON STOCK OFFER") to sell all of the remaining shares of the Class B Common Offered Stock (the "REMAINING CLASS B COMMON OFFERED STOCK") to DHS at the price and upon the terms provided in the Class B Common Stockholder's Offer. DHS shall have the option, for a period of fifteen
     (15) days after the earlier to occur of (i) expiration of the thirty (30) day period provided in Section 5(d)(i), or (ii) notification by all of the Other Stockholders to DHS to the effect that the Other Stockholders have elected to purchase less than all of the shares of Class B Common Offered Stock as provided in Section 5(d)(i), to purchase all of the Remaining Class B Common Offered Stock, upon written notification to such holder of Class B Common Stock, at the price and upon the terms provided in the Class B Common Stockholder's Offer.
          (iii) TRANSFERS TO THIRD PARTIES. If (A) the holder of Class B Common Stock elects to transfer all of its shares of Class B Common Stock; (B) the holder of Class B Common Stock strictly complies with the provisions of Sections 5(d) (ii) and (iii); (C) the Other Stockholders and DHS elect to purchase, in the aggregate, less than all of the shares of Class B Common Offered Stock; and (D) the holder of Class B Common Stock complies with the terms of this Section 5(c)(iii), then all of the Class B Common Offered Stock may be sold by the holder of Class B Common Stock to the third party named in the Class B Common Stockholder's Offer within a period of fifteen
     (15) days after the expiration of the fifteen (15) day period provided in
     Section 5(d)(ii). Such Class B Common Offered Stock may be transferred to the third party named in the Class B Common Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the Class B Common Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.
     (e) VOLUNTARY TRANSFERS BY THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. Notwithstanding any other provision of this Agreement or any other agreement to which DHS and either of the Series A Investor, the Series B Investor or the Series C
                                      B-8

Investor are parties, no shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, may be voluntarily transferred pursuant to this Section 5(e) or otherwise if, at the time of such attempt to transfer, (1) the Series A Investor, the Series B Investor or the Series C Investor, respectively, has not made full payment to DHS in cash for all shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, held by the Series A Investor, the Series B Investor or the Series C Investor, respectively, including all amounts of principal and interest under any note given in partial consideration for such shares, or (2) any holder of Convertible Preferred Stock proposing to sell such stock pursuant to this Section 5(e) holds, at the time of such attempt at transfer, rights to purchase additional shares of Convertible Preferred Stock.
          (i) OPTION OF DHS. Except as otherwise herein provided, each holder of Convertible Preferred Stock shall have the right to receive a bona fide offer to purchase (which it is willing to accept) (a "CONVERTIBLE PREFERRED STOCK OFFER"), from any independent third person capable of consummating such a sale, any or all of its shares of Convertible Preferred Stock (the "PREFERRED OFFERED STOCK"). Before accepting a Convertible Preferred Stock Offer, the holder of Convertible Preferred Stock shall first offer in writing (the "CONVERTIBLE PREFERRED STOCKHOLDER'S OFFER") to sell the Preferred Offered Stock to DHS at the price and on the terms on which the holder of Convertible Preferred Stock proposes to transfer the Preferred Offered Stock to the proposed third party transferee. The Convertible Preferred Stockholder's Offer shall set forth (A) the number of shares of the Preferred Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the holder of Convertible Preferred Stock, and (D) the method of proposed payment.
          DHS shall have the option to acquire all, but not less than all, of the shares of Preferred Offered Stock at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. DHS shall have the right to exercise its option to purchase the Preferred Offered Stock, for a period of thirty (30) days following its receipt of the Convertible Preferred Stockholder's Offer, by notifying all of the holders of Convertible Preferred Stock in writing of its intention to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Preferred Offered Stock.
          (ii) OPTION OF THE HOLDERS OF CONVERTIBLE PREFERRED STOCK. If DHS does not accept the Convertible Preferred Stockholder's Offer to purchase all of the Shares of Preferred Offered Stock within the period of thirty (30) days provided in Section 5(e)(i), then the selling holder of Convertible Preferred Stock, immediately thereafter, shall be deemed to have made an offer (the "SECOND CONVERTIBLE PREFERRED STOCKHOLDER'S OFFER") to sell all of the remaining shares of the Preferred Offered Stock (the "REMAINING PREFERRED OFFERED STOCK") to the other holders of Convertible Preferred Stock at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. The other holders of Convertible Preferred Stock shall have the option, for a period of fifteen (15) days after the earlier to occur of (A) expiration of the thirty (30) day period provided in Section 5(e)(ii), or (B) notification by DHS to the holders of Convertible Preferred Stock to the effect that DHS has elected to purchase less than all of the shares of Remaining Preferred Offered Stock as provided in
     Section 5(e)(ii), to purchase all of the Remaining Preferred Offered Stock upon written notification to the selling holder of Remaining Preferred Offered Stock, at the price and upon the terms provided in the Convertible Preferred Stockholder's Offer. If more than one holder of Convertible Preferred Stock desires to purchase the Remaining Preferred Offered Stock, such Remaining Preferred Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the holders of Convertible Preferred Stock desiring to purchase the Remaining Preferred Offered Stock shall be entitled to purchase up to that number of shares of Remaining Preferred Offered Stock which is equal to the product of his percentage interest of all of the shares of Convertible Preferred Stock held by all such holders of Convertible Preferred Stock times the number of shares of Remaining Preferred Offered Stock available for purchase hereunder. The holders of Convertible Preferred Stock shall have the right to exercise their respective options to purchase the Remaining Preferred Offered Stock by notifying the selling holder of Convertible Preferred Stock in writing of their respective intentions to purchase at Closing (as defined in Section 7(e) hereof) all or any shares of the Remaining Preferred Offered Stock.
          (iii) TRANSFERS TO THIRD PARTIES. If (A) the holder of Convertible Preferred Stock elects to transfer all of its shares of Convertible Preferred Stock; (B) the holder of Convertible Preferred Stock strictly complies with the provisions of Sections 5(e) (i) and (ii); (C) DHS does not exercise its right to purchase all, but not less than all, of the shares of Preferred Offered Stock and the holders of Convertible Preferred Stock elect to purchase, in the aggregate, less than all of the shares of the Remaining Preferred Offered Stock; and (D) the holder of Convertible Preferred Stock complies with the terms of this Section 5(e)(iii), then all, but not less than all, of the shares of the Remaining Preferred Offered Stock may be sold by the holder of Convertible Preferred Stock to the third party named in the Convertible Preferred Stockholder's Offer within a period of thirty (30) days after the expiration of the fifteen
     (15) day period provided in Section 5(e)(ii). Such Remaining Preferred Offered Stock may be transferred to the third party named in the Convertible
                                      B-9

     Preferred Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the Convertible Preferred Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument reasonably acceptable to counsel for DHS, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.
     (f) The closing for any purchase by a Stockholder or DHS of shares proposed to be voluntarily transferred by a Stockholder pursuant to a bona fide third party offer under this Section 5 shall be held at 10:00 a.m. at the principal offices of DHS in Owings Mills, Maryland, on the date set forth for the closing in the bona fide offer. In the event that no such date is set forth in the bona fide offer, the closing shall be held at the principal offices of DHS in Owings Mills, Maryland, at 10:00 a.m., not later than the 30th day after the last to expire of the time periods for giving of notice provided for under this Section 5 and applicable to such proposed voluntary transfer.
     6. PURCHASE PRICE OF STOCK FOR PURPOSES OF INVOLUNTARY TRANSFERS AND SECTIONS 4(e)(ii) AND 4(f)(ii).
     (a) AGREEMENT OF THE PARTIES. With respect to purchases governed by the provisions of Section 4(d), Section 4(e) (ii) and Section 4(f) (ii) hereof, if the purchaser of Stock hereunder, on the one hand, and the transferring Stockholder, on the other hand, agree in writing as to the purchase price for the Stock to be sold pursuant to Section 4(d), 4(e) (ii) or Section 4(f) (ii) hereof, as the case may be, such agreed price shall be the purchase price for such Stock. If no agreement on the purchase price of such Stock can be reached within thirty (30) days from the date of the occurrence of the applicable event under the provisions of Section 4(d), or 4(e) (ii) or, with respect to the occurrence of an event governed by Section 4(f)(ii), within thirty (30) days after the receipt of the notice required to be determined thereunder, as the case may be (provided that, with respect to the death of a Management Stockholder other than Rifkin or Kimmel, such thirty (30) day period shall commence upon the appointment and qualification of such deceased Management Stockholder's personal representative), then the purchase price of said Stock shall be determined pursuant to Section 6(b) hereof.
     (b) APPRAISAL.
          (i) If the purchase price of Stock to be sold pursuant to Section 4(d), 4(e) (ii) or 4(f) (ii) is not agreed upon as provided in Section 6(a) within the time period stated therein, then within fourteen (14) days thereafter an appraiser or appraisers shall be jointly selected by the transferring Stockholder, on the one hand, and DHS on the other hand, and such jointly selected appraiser or appraisers shall determine the "fair market value of the Stock," which determination shall be binding and conclusive upon all parties. For purposes of this Section 6(b), the "FAIR MARKET VALUE OF THE STOCK" shall be an amount equal to the "Fair Market Value Per Share" of the Class being sold and purchased hereunder, multiplied by the number of shares of Stock of said Class of the transferring Stockholder which are being sold and purchased hereunder. "FAIR MARKET VALUE PER SHARE" shall be an amount as of the Disposition Date as determined by appraisal using such methods as the appraisers appointed hereunder determine, in the exercise of their sole discretion, is appropriate pursuant to this Section 6(b), taking into account any liquidation preferences or other rights attendant to such class, any minority stockholder discount, majority stockholder premium or marketability or other discount or premium, as the case may be. "DISPOSITION DATE" shall be the last day of the calendar month immediately preceding the event giving rise to the purchase of the Stock under Section 4 hereof.
          (ii) If the transferring Stockholder, on the one hand, and DHS on the other hand, do not agree upon the selection of an appraiser or appraisers, as provided in Section 6(b)(i), within the period therein stated, then, within seven (7) days after the expiration of the fourteen (14) day period provided for in Section 6(b) (i) hereof, the transferring Stockholder shall appoint an appraiser, and DHS shall appoint a second appraiser. The two (2) appraisers so appointed shall appoint a third appraiser within seven (7) days after both shall have been appointed. If either the transferring Stockholder or DHS shall fail to so appoint an appraiser, the appraiser duly appointed by the other shall serve as the sole appraiser and such appraiser shall determine the fair market value of the Stock and such determination shall be binding, final and conclusive on all parties. The said appraisers so appointed (or the sole appraiser if any party fails to select an appraiser as provided above), shall, within thirty (30) days after the last appointment thereof determine the fair market value of the Stock and the determination of such appraiser shall be determinative of the fair market value of the Stock for the purposes of this Agreement and shall be binding, final and conclusive on all parties. If the appraisers cannot agree on the fair market value of the Stock, within the time allotted, then such fair market value shall be the median of the two appraisals closest in value to each other.
          (iii) All expenses incurred in the appraisal process shall be borne and paid equally by the transferring Stockholder, and DHS.
                                      B-10

     7. PAYMENT OF PURCHASE PRICE. The payment of any purchase price for Stock transferred pursuant to Section 4 hereof may be made on such terms as are agreed upon by the parties but, absent such agreement shall be made as follows:
     (a) CASH PORTION. Subject to the terms of Section 7(d) hereof and, with respect to any Involuntary Transfer, subject to such other terms and conditions as may be required by any court which has then exercised jurisdiction over any Involuntary Transfer Stockholder with respect to its Stock, or to any assignee, trustee in bankruptcy or successor in interest, as the case may be, (i) in the event of any transfer pursuant to Section 4 (other than as a result of the death of a Management Stockholder), (A) where DHS is the purchaser, ten percent (10%) of the total purchase price of the Stock shall be paid in cash by DHS on the Closing Date, as defined in Section 7(e) hereof, and (B) where any party other than DHS is the purchaser, the entire amount of the purchase price of the Stock shall be paid by check by such purchaser(s) on the Closing Date, and (ii) in the event of any transfer as a result of the death of a Management Stockholder, DHS shall pay by check on the Closing Date the greater of (A) the proceeds of any life insurance policy or policies (but not in excess of the purchase price to be paid by DHS hereunder) owned by DHS on which the deceased Management Stockholder is the named insured and DHS is the applicant, owner and beneficiary, and which policy or policies were purchased for the purpose of using the proceeds thereof to purchase the shares of Stock of the deceased Management Stockholder upon his death (rather than to reimburse DHS for the loss of the services to be provided to DHS by the deceased Management Stockholder), or (B) ten percent (10%) of the total purchase price of the Stock held by such deceased Management Stockholder. Notwithstanding the foregoing, if DHS is a purchaser hereunder but is unable, under applicable law, to make all or any portion of any payment otherwise due hereunder on the Closing Date, DHS shall pay such portion, if any, as applicable law permits, and the balance of such payment shall be payable pursuant to the provisions of Section 7(b) hereof.
     (b) PROMISSORY NOTE. The balance of the purchase price shall be represented by a promissory note of DHS, payable in seven (7) equal annual installments of principal and interest, the first of which shall be due and payable on the first anniversary of delivery of such note. The note shall be substantially in the form of the promissory note attached hereto and made a part hereof as EXHIBIT A, and contain terms and conditions substantially similar to the terms and conditions contained therein. Interest shall accrue on, and be payable with, the unpaid balance of said note from the Closing Date at a rate equal to the applicable federal rate for long-term debt instruments then existing on the date of issuance under Code Section 1274(d)(1). As security for payment of the amounts due under such promissory note, DHS shall pledge to the selling Stockholder such shares of Stock being acquired until such time as all payments due thereunder have been paid in full, provided that such selling Stockholder shall not be entitled to exercise any voting or other rights with respect to such shares of Stock so long as DHS is not in default of any payment due under such note.
     (c) DEBT DUE FROM STOCKHOLDER. Any debt due by the transferring Stockholder to DHS shall be payable according to its terms, as shall any debt due by DHS to the transferring Stockholder; except, however, that, regardless of the terms of any such debt due by the Stockholder to DHS, any cash payment due under Section 7(a) hereof, as well as any insurance proceeds payable under Section 8 hereof, with respect to the purchase of the transferring Stockholder's Stock shall, instead of being paid to the transferring Stockholder, be first applied to the discharge of any such indebtedness, until all such indebtedness is fully discharged. The provisions of this Section 7(c) shall also apply to any purchases of Stock by DHS pursuant to Section 5 hereof.
     (d) INVOLUNTARY TRANSFERS. DHS shall settle with an assignee, trustee in bankruptcy, attaching court or officer or successor in interest holding Stock received in an Involuntary Transfer by taking any or all such Stock in execution and paying to them the purchase price for each share of such Stock calculated pursuant to Section 6, but not exceeding the Stockholder's indebtedness and proper items of expense. The balance of the value of such Stock, if any, shall be distributable to the Stockholder with such payments to be applied in the order due in accordance with Section 7.
     (e) CLOSING. Closing on the sale of any shares of Stock sold pursuant to
Section 4 of this Agreement shall, unless otherwise agreed to in writing by the purchaser(s) and the transferring Stockholder, or otherwise provided in this Agreement, be held at the principal place of business of DHS (i) thirty (30) days from (A) the date that the last applicable period for exercising an unexercised option to purchase has lapsed, (B) the date an option to purchase is accepted or exercised, or (C) with respect to a sale as the result of the disability of Rifkin or Kimmel pursuant to Section 4(f)(ii), the date of delivery of the notice required thereunder, or (C) the occurrence of any event set forth in Section 4(a) (other than death of a Management Stockholder), or
(ii) with respect to the death of a Management Stockholder, ninety (90) days after the appointment and qualification of a deceased Management Stockholder's personal representative (collectively, the "CLOSING DATE"); provided that, if an appraiser or appraisers are appointed to determine the purchase price pursuant to Section 6, then the Closing shall take place on a date no later than thirty
(30) days from the receipt by the selling Stockholder and the purchaser of the determination of the fair market value of the Stock if such Closing Date would occur later than the Closing Date otherwise
                                      B-11
determined pursuant to this Section 7(e). At the Closing, upon payment of the purchase price (including delivery of the notes), the certificates representing the Stock to be purchased and sold hereunder shall be delivered by the selling Stockholder (or his personal or legal representatives, as the case may be) to the purchaser(s), appropriately endorsed in blank for transfer. If the certificates representing any shares of Stock to be so transferred have not been surrendered by the selling Stockholder, all rights of the holder thereof with respect to said Stock (including voting rights) nonetheless shall cease and terminate.
     8. LIFE INSURANCE.
     (a) PURCHASE AND OWNERSHIP OF POLICIES. As soon as practicable following the execution of this Agreement, DHS shall use its commercially reasonable best efforts to purchase a life insurance policy on the life of each Management Stockholder in such amounts, if any, as DHS' Board of Directors deems reasonable and appropriate. DHS shall be the owner and beneficiary of each such policy, and any proceeds received thereunder shall be held by DHS in trust for the purposes of satisfying DHS' purchase obligations hereunder. Each Management Stockholder agrees to cooperate with DHS in obtaining, and in keeping in full force and effect, all such policies. Once a policy has been purchased, DHS shall maintain all such insurance policies in full force and effect and shall not, without the prior written consent of the respective Management Stockholder, cancel any such policy or take or omit to take any action which might give rise to the termination or cancellation thereof. DHS shall pay premiums on all insurance policies as they become due. DHS may, when it deems appropriate, apply any dividends declared and paid on such policies to the payment of premiums. No party hereto shall have any obligations hereunder to the extent a Management Stockholder is either uninsurable or may not be insured as herein contemplated at upon commercially reasonable terms. Notwithstanding the foregoing, DHS may, in lieu of or in addition to policies of insurance acquired, owned and administered as set forth above, in the discretion of its Board of Directors, provide as benefits to its employees, including Management Stockholders, such other and additional policies of insurance or other insurance benefit plans on such other or additional terms and conditions, including ownership of policies of insurance in whole or in part by employees, including Management Stockholders, as it deems reasonable and appropriate.
     (b) OPTION TO PURCHASE POLICIES. If a Management Stockholder transfers all of his Stock during his lifetime pursuant to Sections 4 or 5, or if this Agreement is terminated without being superseded by a similar agreement prior to such Management Stockholder's death, such Management Stockholder, or any designee of such Management Stockholder, shall have the right, during the sixty
(60) day period beginning with the date of transfer or termination of this Agreement, to purchase any life insurance policy insuring his life owned by DHS by paying DHS an amount equal to the cash surrender value of such policy (determined after payment of all policy loans incurred to pay premiums due thereunder and interest thereon) as of the date of purchase, plus the unearned portion of any premiums which shall have been paid thereon.
     9. VOTING BY STOCKHOLDERS.
     (a) SALE OF STOCKHOLDER'S STOCK. If any vote, consent, determination or other action is required or permitted to be made by the Stockholders and/or by DHS pursuant to the terms of this Agreement in order to authorize and permit DHS to exercise any of its rights hereunder, any Stockholder who would, upon exercise of said rights by DHS, thereby become obligated to sell his Stock, shall cast his vote and otherwise act, (i) as a Stockholder, by voting his stock in the same manner as do the holders of a majority of shares of Stock other than his own, and, (ii) as a director, by voting in the same manner as do a majority of the directors other than himself. A Stockholder who becomes obligated to sell his shares of Stock hereunder shall execute such instruments as may be necessary or appropriate to effect any action required or permitted to be taken by the Stockholders and the directors of DHS pursuant to the terms of this Agreement.
     (b) CLASS A DIRECTORS. Each of the present and future holders of Class A Common Stock hereby agrees (i) to vote his shares of Stock to elect Stewart Gold, Alan Kimmel, and Scott Rifkin, as three of DHS' Class A Common Stock Directors for as long as their respective Employment Agreements with DHS are in full force and effect, and (ii) if then serving as a Class A Common Stock Director, to offer to resign as a director immediately upon termination of his employment with DHS.
     (c) ISSUANCE OF ADDITIONAL SHARES OF STOCK. Subject to such rights of the Series A Preferred Stock Directors pursuant to Article IV, Section B.1(c) of the DHS Amended and Restated Articles, to such rights of the Series B Preferred Stock Directors pursuant to Article IV, Section C.1(c) of the DHS Amended and Restated Articles, to such rights of the Series C Preferred Stock Directors pursuant to Article IV, Section D.1(c) of the DHS Amended and Restated Articles, to such rights of the holders of Series A Preferred Stock pursuant to Article IV, Section B.1(e) of the DHS Amended and Restated Articles, to such rights of the holders of Series B Preferred Stock pursuant to Article IV, Section C.1(e) of the DHS Amended and Restated Articles, and to such rights of the holders of Series C Preferred Stock pursuant to Article IV, Section D.1(e) DHS
                                      B-12

Amended and Restated Articles, to exercise their respective rights with respect to the matters set forth therein, each Stockholder agrees (i) to vote his or its shares of Stock, (ii) to use commercially reasonable best efforts to cause his or its Affiliates to vote their shares of Stock, and (iii) if serving as a Director of DHS, to vote as a Director, to cause DHS to issue additional shares of stock to the Persons and in the amounts as are necessary:
          (1) to comply with the provisions of a public offering of DHS Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission;
          (2) to fund or comply with the provisions of a stock option plan, restricted option plan, employee stock purchase plan, stock bonus plan or other employee stock plan or benefit approved and implemented by the Board for the benefit of officers, directors or employees of DHS, provided that the aggregate numbers of shares issued in respect of all such plans shall not exceed ten percent (10%) of the fully diluted capital stock of DHS calculated as of the time of the issuance and after giving effect thereto;
          (3) upon conversion of any shares of Convertible Preferred Stock;
          (4) for the acquisition of another corporation by DHS by merger, purchase of substantially all of the assets of such corporation or other reorganization resulting in the ownership by DHS of not less than fifty percent (50%) of the voting power of such corporation;
          (5) as a result of a stock split, stock dividend or reclassification of shares of Common Stock distributable on a pro rata basis to all holders of Common Stock, with respect to any shares of Stock which have been repurchased by DHS and are being resold; and/or
          (6) to permit BMGGP, Inc., as General Partner of the LP, to issue Additional Limited Partner Interests upon acquisition of additional Medical Practices from and after the time that there are sixty-six (66) physicians who hold Limited Partner Interests in the LP (including options to purchase Limited Partner Interests) directly or indirectly through their professional corporations.
     10. SPECIFIC PERFORMANCE. Because the shares of Stock cannot be readily purchased or sold in the open market, irreparable damage would result in the event this Agreement is not specifically enforced. Therefore, the rights to, or obligations of, any party shall be enforceable in a court by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Notwithstanding any other provision of this Agreement, including, without limitation, the provisions of this Section 9, holders of Convertible Preferred Stock shall have no obligation to vote for any matter which requires the consent of such Stockholders or of the directors of DHS elected by them under the Amended and Restated Articles of Incorporation of DHS.
     11. GUARANTEE OF CERTAIN MANAGEMENT STOCKHOLDERS.
     (a) Pursuant to the terms and conditions of Gold, Rifkin and Kimmel's respective DHS Employment Agreements, such Management Stockholders are each required to secure, or to assist the other officers and employees of DHS in securing, financing for DHS to satisfy DHS' capital requirements as set forth in its financial projections. The parties hereto have entered into the transactions contemplated by the Practice Participation Agreement on the assumption that DHS would receive cash as a result of equity financing in an amount of not less than $5 million on or before February 28, 1998 (the "FINAL MATURITY DATE").
     (b) If DHS does not receive at least $5 million of cash as a result of equity financing proceeds by the Final Maturity Date, the amount of equity financing proceeds actually received by DHS on or before such date shall be subtracted from $5 million (such positive difference being the "remainder"), and each of Gold, Rifkin and Kimmel shall present to DHS for cancellation, and DHS shall immediately cancel that number of shares of Class A Common Stock held by each such Management Stockholder equal to the product of the number of fully diluted shares of Class A Common Stock held by such Management Stockholder on the Closing Date, times a fraction, (i) the numerator of which shall be such remainder, and (ii) the denominator of which shall be 5 million.
     (c) Each of the parties hereto acknowledges and agrees that any transfer of shares of Class A Common Stock pursuant to the provisions of this Section 11 shall not be subject to the limitations and restrictions on transfer, and the rights granted to the other Stockholders and DHS with respect to transfers, as otherwise provided in Section 5 hereof.
                                      B-13

     (d) Each of the Management Stockholders and DHS hereby agree that the provisions of this Section 11 shall be deemed to be amendments to each Management Stockholder's respective DHS Employment Agreement, and hereby becomes a part thereof.
     (e) For purposes of this Section 11, an equity financing shall include any transaction in which Capital Stock of DHS is issued in return for cash.
     12. SEVERABILITY. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but the parties shall in good faith negotiate a modification to the agreement that preserves the essence of the agreement of the parties contained herein with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and unenforceable.
     13. ENDORSEMENT OF CERTIFICATE. Upon the execution of this Agreement, each certificate of Stock of DHS now registered in the name of a Stockholder and subject hereto shall be endorsed by the Secretary of Company as follows:
          "This certificate is transferable only upon compliance with the provisions of a restrictive agreement dated September 4, 1996, by and among Doctors Health System, Inc. and certain of its stockholders, a copy of which is on file in the office of the Secretary of DHS and is available upon request of any stockholder without charge."
All certificates for any shares of Stock hereinafter issued to Stockholders shall bear the same endorsement, and this Agreement shall cover all such stock.
     14. TERM. Anything contained herein to the contrary notwithstanding, this Agreement shall terminate, and all rights and obligations shall cease, except for rights and obligations under any then extant promissory note pursuant to
Section 7 hereof, upon the occurrence of any of the following events:
          (i) The written agreement of each of the then parties hereto; or
          (ii) The cessation of DHS' business; or
          (iii) The bankruptcy, liquidation, receivership, or dissolution of, or assignment for the benefit of creditors by, DHS;
          (iv) Any Change in Control of DHS; or
          (v) The consummation of any public offering of DHS Capital Stock.
     15. NOTICES. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to a Stockholder, as may be required, at their addresses on DHS records, and to DHS at DHS's principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner hereinabove provided.
     16. AMENDMENT. Any term or condition set forth in this Agreement may be amended, modified or altered, and additional terms and conditions may be incorporated into this Agreement only with the express written consent of all of DHS and the Stockholders. All of such amendments, modifications, alterations or additions shall be effective as of the date of such unanimous consent, shall be in writing, and shall be provided to each of the parties hereto.
     17. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, assigns, and personal representatives of the parties hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to principles of conflicts of law. In case any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement shall in any way be affected thereby. Each of the parties agrees that he will consent to and approve any amendments of the DHS Amended and Restated Articles or by-laws of DHS which may be necessary or advisable in order to conform any of the provisions of this Agreement or any amendments hereto to the applicable laws of the State of Maryland as now or hereafter enacted. Each Stockholder agrees to vote his shares of Stock in DHS and to execute and deliver such documents as may be necessary in order to implement the provisions of the preceding sentence. Nothing set forth or referred to herein expressed or implied is intended or shall be
                                      B-14
construed to convey upon or give to any person other than the parties and their successors or permitted assigns, any rights or remedies under or by reasons of this Agreement. Each of the Stockholders agrees that, if DHS is able to enter into any arrangement with a Management Stockholder or another Stockholder, regarding the repurchase of such Management Stockholder's or other Stockholder's capital stock that is manifestly more favorable to DHS than the arrangements set forth herein, to execute and deliver to an amendment to this Stockholders Agreement reflecting such arrangement.
     18. INTERPRETATION. The parties and their respective legal counsel and accountants actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereof, no provision in this Agreement shall be construed unfavorable against any of the parties on the ground that it or its counsel was the drafter thereof.
     19. WILLS. Each Management Stockholder shall promptly execute a will or codicil to his will authorizing and directing his personal representatives to perform all of his obligations under this Agreement, but the failure to execute such a will shall not affect the rights of the remaining Stockholders or the obligations of their personal representatives, heirs, descendants, or estates, as provided in this Agreement.
     20. CANCELLATION OF PRIOR AGREEMENT. This Agreement supersedes and replaces that certain Stockholders Agreement by and among DHS, the Management Stockholders, the LP, the Series A Investor and the Series B Investor, dated December 1, 1995 (the "OLD STOCKHOLDERS AGREEMENT") in its entirety. The Old Stockholders Agreement is hereby cancelled, rescinded and abrogated.
                                      B-15

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as an instrument under seal as of the date first above written.


                                      DOCTORS HEALTH SYSTEM, INC.

                                      By: /s/ Stewart Gold
                                          ------------------------
                                          Stewart Gold, President


                                      MANAGEMENT STOCKHOLDERS:
                                      /s/ Stewart Gold
                                      ----------------------------
                                      Stewart Gold, individually

                                      /s/ Scott M. Rifkin
                                      ----------------------------
                                      Scott M. Rifkin, individually

                                      /s/ Alan Kimmel
                                      ----------------------------
                                      Alan Kimmel, individually


                                      MEDICAL HOLDINGS LIMITED PARTNERSHIP

                                      By: BMGP, Inc., its General Partner

                                      By: /s/ Scott M. Rifkin
                                          -------------------------
                                          Scott M. Rifkin, President


                                      ST. JOSEPH MEDICAL CENTER, INC.

                                      By: /s/ John S. Prout
                                          -------------------------
                                          Name: John S. Prout
                                          Title: President and CEO


                                      MED-LANTIC MANAGEMENT SERVICES, INC.

                                      By:
                                          -------------------------
                                          Name:
                                          Title:


                                      GENESIS HEALTH VENTURES, INC.

                                      By: /s/ John F. DePodesta
                                          --------------------------
                                          Name: John F. DePodesta
                                          Title: Senior Vice President

                                      B-16